Exhibit 2.1

execution VERSION

MEMBERSHIP INTERESTS PURCHASE AND CONTRIBUTION AGREEMENT

by and among

DIAMOND INTERESTS GROUP, LLC,

as the Seller,

ANTHONY L. WOOD, JR.,

as a Seller Owner,

BENJAMIN A. WOOD,

as a Seller Owner,

A.L. GRADING CONTRACTORS, LLC,

as the Company,

CARDINAL CIVIL CONTRACTING HOLDINGS LLC,

as the Purchaser,

and

CARDINAL INFRASTRUCTURE GROUP, INC.,

as PubCo

February 18, 2026

THIS DRAFT IS INTENDED SOLELY TO FACILITATE DISCUSSION AMONG THE PARTIES. IT IS NOT INTENDED TO CREATE, NOR WILL IT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL IT IS EXECUTED AND DELIVERED BY ALL OF THE PARTIES NAMED HEREIN. THIS DRAFT IS CONFIDENTIAL AND SUBJECT TO THE RESTRICTIONS SET FORTH IN THE CONFIDENTIALITY AGREEMENT WITH THE RECIPIENT HEREOF.

i

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES		40
4.1.	Authority.	40
4.2.	Ownership.	40
4.3.	Organization.	40
4.4.	No Conflicts; Consents and Approvals.	40
4.5.	Brokers and Finders.	41
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES		41
5.1.	Authority of Purchaser.	41
5.2.	Capitalization.	41
5.3.	Consents and Approvals.	42
5.4.	Brokers and Finders.	42
5.5.	Securities Law Matters.	42
5.6.	Orders; Actions.	42
5.7.	Financial Ability.	43
5.8.	Solvency.	43
5.9.	Independent Investigation; Acknowledgement.	43
ARTICLE 6. COVENANTS		44
6.1.	Public Announcements; Confidentiality.	44
6.2.	Records.	44
6.3.	Insurance Policies.	45
6.4.	R&W Insurance Policy.	46
6.5.	Employment and Benefits Arrangements; Director and Officer Designees.	47
6.6.	Covenant Not to Use Name.	47
6.7.	Audit Cooperation.	48
6.8.	Schuler Transaction.	48
ARTICLE 7. THE CLOSING		48
7.1.	Closing.	48
7.2.	Deliveries of the Company.	48
7.3.	Deliveries of Seller Parties.	49
7.4.	Deliveries of Purchaser.	51
7.5.	Further Assurances.	52
ARTICLE 8. TAX MATTERS		52
8.1.	Tax Matters.	52
8.2.	Audits and Contests with Respect to Taxes.	55
8.3.	Intended Tax Treatment.	56
8.4.	Purchase Price Allocation.	56
ARTICLE 9. SURVIVAL; REMEDIES		57
9.1.	Survival; Indemnification.	57
9.2.	R&W Insurance Policy.	58
9.3.	Sole and Exclusive Remedy.	59
ARTICLE 10. MISCELLANEOUS		59
10.1.	Expenses.	59
10.2.	Amendment.	60
10.3.	Notices.	60
10.4.	Waivers.	61
10.5.	Counterparts.	61
10.6.	Applicable Law; Jurisdiction.	61
10.7.	Assignment.	61
10.8.	No Third Party Beneficiaries.	62
10.9.	Disclosure Schedules.	62
10.10.	Incorporation.	62
10.11.	Complete Agreement.	62
10.12.	Currency.	62
10.13.	Waiver of Conflict.	62
10.14.	Waiver of Jury Trial.	62
10.15.	Intentionally Omitted.	62
10.16.	Non-Recourse.	62

ii

Exhibits

Exhibit 2.3 Net Working Capital Example

Schedules

Schedule 1.1(a)	Permitted Liens
Schedule 2.1(b)	Class A Transaction Bonus Grants
Schedule 3.3(a)	Ownership Interests
Schedule 3.4(a)	No Conflicts; Consents and Approvals
Schedule 3.7(a)	Owned Intellectual Property
Schedule 3.7(b)	Licensed Intellectual Property
Schedule 3.7(d)	Intellectual Property Exceptions
Schedule 3.7(f)	Social Media Accounts
Schedule 3.8(a)	Historical Financial Statements
Schedule 3.8(b)	Interim Financial Statements
Schedule 3.9	Absence of Changes
Schedule 3.10	Taxes
Schedule 3.11	Litigation
Schedule 3.12(a)	Employee Benefit Plans
Schedule 3.12(h)	280G
Schedule 3.12(l)	Grandfathered Health Plan Coverage
Schedule 3.13(a)	Material Contracts
Schedule 3.13(b)	Material Contract Breaches
Schedule 3.14(a)	Insurance Policies
Schedule 3.14(b)	Insurance Claims
Schedule 3.15(a)	Employees
Schedule 3.15(b)	Independent Contractors
Schedule 3.15(c)	Term Employment Contracts
Schedule 3.15(d)	Employment Law Compliance
Schedule 3.15(h)	Disability Claims
Schedule 3.15(i)	Employment Agreement Violations
Schedule 3.17(a)	Compliance with Laws
Schedule 3.17(b)	Permits
Schedule 3.18(a)	Material Customers
Schedule 3.18(b)	Material Suppliers
Schedule 3.19	Related Party Transactions
Schedule 3.24	Warranty Claims and Terms
Schedule 5.2	Capitalization
Schedule 5.3	Consents and Approvals

iii

MEMBERSHIP INTERESTS PURCHASE AND CONTRIBUTION AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AND CONTRIBUTION AGREEMENT, dated February 18, 2026, is made and entered into by and among Diamond Interests Group, LLC, a Florida limited liability company taxed as an S-corporation (the “Seller”), A.L. Grading Contractors, LLC, a Georgia limited liability company (the “Company”), Anthony L. Wood, Jr., an individual residing in the State of Florida (“ALW”), Benjamin A. Wood, an individual residing in the State of Georgia (“BAW” and, together with ALW, “Seller Owners” and, each individually, a “Seller Owner”), Cardinal Civil Contracting Holdings LLC, a Delaware limited liability company (“Purchaser”), and Cardinal Infrastructure Group, Inc., a Delaware corporation (“PubCo” and, together with Purchaser, the “Purchaser Parties”). The Seller, Seller Owners, Company and the Purchaser Parties are from time to time referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. Immediately prior to the Restructuring (as defined below), the Seller Owners were the owners, beneficially and of record, of all the issued and outstanding capital stock (the “Pre-Contribution Shares”) of A.L. Grading Contractors, Inc., a Georgia corporation (“Oldco”).

B. Prior to the date of this Agreement, the Seller, Seller Owners and Oldco consummated the following transactions: (i) at least three (3) days prior to the Closing Date, Seller Owners formed the Seller; (ii) at least one (1) day after Seller Owners formed the Seller and at least two (2) days prior to the Closing Date, Seller Owners contributed all of the outstanding Pre-Contribution Shares of Oldco to the Seller in exchange for 100% of the equity interests of the Seller, resulting in the Seller becoming the sole owner of the issued and outstanding capital stock of Oldco (the “Contribution”); (iii) on the date of the Contribution, and immediately following the Contribution, Seller Owners caused the Seller to elect to treat Oldco as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code by executing and filing (via certified mail) a valid IRS Form 8869, Qualified Subchapter S Subsidiary Election, effective as of the date of the Contribution, indicating on Line 14 of such Form 8869 that the election was being made in combination with a reorganization under Section 368(a)(1)(F) of the Code described in IRS Revenue Ruling 2008-18 (the “Q-Sub Election”); and (iv) at least one (1) day following the mailing of the Q-Sub Election and at least one (1) day prior to the Closing Date, Oldco converted from a Georgia corporation to the Company (the “Conversion”) and as a result, the Company was treated as an entity disregarded as separate from the Seller, in each case, for U.S. federal (and applicable state and local) income tax purposes (clauses (i) through (iv) collectively, the “Restructuring”).

C. As a result of the Restructuring, all of the issued and outstanding membership interests of Seller are held beneficially and of record by the Seller Owners, and all of the equity interests of the Company (the “Equity Interests”) are held beneficially and of record by Seller.

D. The Seller desires to contribute to the Purchaser, and the Purchaser desires to accept from the Seller, certain of the Equity Interests (the “Rollover Equity”) having an aggregate value equal to $108,000,000 (the “Rollover Amount”) in exchange for (i) 4,186,062 Common Units (as defined in the Purchaser LLC Agreement) of the Purchaser (the “Purchaser Units”), and (ii) the PubCo Shares.

E. The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from Seller, all of the Equity Interests other than the Rollover Equity (the “Purchased Equity”) in exchange for cash consideration in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1.
DEFINITIONS; INTERPRETATION

1.1. Definitions. The following terms shall have the following meanings for the purposes of this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management or policies of such Person directly or indirectly, whether through ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” having meanings correlative to the foregoing.

“Agreement” means this Membership Interests Purchase and Contribution Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Business” means the business activities of the Company as currently conducted, including the business of grading, clearing and constructing site infrastructure for commercial, industrial and residential construction sites.

“Business Day” means any day of the year other than (a) any Saturday or Sunday, or (b) any other day on which banks located in Atlanta, Georgia are authorized or required by Law to be closed for business.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Cash” means, without duplication, the total amount of unrestricted cash and cash equivalents that would be reflected on a balance sheet of a Person prepared in accordance with GAAP consistently applied. “Cash” (i) shall be calculated net of any uncleared checks, drafts, ACH transfers or wire transfers issued by such Person to the extent not otherwise included as an accrued current liability in the calculation of Net Working Capital; and (ii) shall include credit card receipts in transit and any cash, checks, ACH transfers, wire transfers and drafts subject to deposits in transit or available for deposit for the account of such Person.

“Closing Cash” means the Cash of the Company as of 12:01 AM, Atlanta, Georgia time, on the Closing Date.

“Closing Indebtedness” means the Indebtedness of the Company as of 12:01 AM, Atlanta, Georgia time, on the Closing Date, provided, that any Taxes included in Indebtedness will be calculated as of the end of the Closing Date.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Transaction Expenses” means, without duplication, whether or not accrued, (a) all fees and expenses of Seller Parties and the Company incurred or payable by Seller or the Company as of the Closing (and not paid prior to the Closing) to any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by Seller Parties or the Company in connection with pursing, structuring, negotiating or consummating the transactions contemplated by this Agreement and the other Transaction Documents (including the solicitation of other potential buyers and other strategic initiatives), (b) all severance, change in control payments, sale transaction bonuses, discretionary bonuses and similar payments payable to any current or former employee, officer, director or independent contractor of Seller or the Company in connection with the transactions contemplated by this Agreement (including the employer portion of any withholding, payroll, social security, unemployment or similar Taxes); and (c) one-half of the cost of the premium of the Run-Off Insurance Policies and (d) one-half of the cost of the premium of the R&W Insurance Policy (but expressly excluding any underwriting fees and legal fees of the R&W Policy).

“Company’s Knowledge,” or variations thereof, means the actual knowledge of ALW and BAW and Rick Leeson after due inquiry and reasonable investigation.

“Compensation Indebtedness Items” means any (a) unfunded or underfunded liabilities under any pension, retirement or nonqualified compensation plan or arrangement, (b) employer contributions required to be made by the Company under any Plan intended to qualify under Section 401(a) of the Code for any periods prior to the Closing that have not been remitted to such Plan prior to the Closing, (c) any obligation for amounts owed to any third party under any noncompetition, severance, change of control, retention, stay put or similar arrangement, whether triggered at or prior to the Closing, to the extent not actually included as a current liability in Net Working Capital, and (d) any earned but unpaid compensation (including salary, bonuses and paid time off, vacation, PTO or similar time off of employees) in respect of the period prior to the Closing Date to the extent not actually included as a current liability in Net Working Capital, together with the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated with any amounts described in subclauses (a)–(d) hereof.

“Computer Software” means all computer software, including source code, operating systems and specifications, data, databases, files, documentation, and other materials related thereto.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, guarantee, deed, mortgage, lease, sublease, license, sublicense, or other written arrangement or agreement, and including all amendments thereto, but excluding any purchase orders, invoices, rate sheets, price lists, terms and conditions, or sales quotes entered into in the Ordinary Course of Business.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Desktop Software” means any off-the-shelf third-Person Computer Software that is licensed for use on desktop or laptop “PC-class” computers or related local area network servers other than by a written Contract executed by the licensee, including software licensed by shrink-wrap or click-wrap licenses.

“EIDL” means loans from the Economic Injury Disaster Loan program through the U.S. Small Business Administration.

“Equitable Remedies” means applicable limitations on the enforceability of obligations resulting from: (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other requirements of applicable Laws, orders or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally; and (b) as to the remedy of specific performance and injunctive and other forms of equitable relief, the imposition of equitable defenses and the discretion of the Governmental Authority before which any proceeding therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Employee Retention Credit” means the federal tax credit provided pursuant to Section 3134 of the Code.

“Environment” means any of the following media: (a) land, including surface land, sub-surface strata and any natural or man-made structures; (b) water, including coastal and inland waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and (c) air, including vapors and indoor and outdoor air.

“Environmental Claim” means any claim by any third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, Release or threatened Release of any Hazardous Substances at any location, whether or not owned or operated by the Company, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or (iii) any other liability arising under Environmental Law or relating to Hazardous Substances.

“Environmental Laws” means all applicable Laws relating to (a) pollution or the protection, restoration or remediation of, or prevention of harm to, the environment or the protection of the natural environment, including natural resources, (b) the protection of human health and safety as it pertains to exposure to Hazardous Substances, (c) the manufacture, processing, registration, distribution, formulation, packaging or labeling of Hazardous Substances or products containing Hazardous Substances, (d) the transport or handling, use, presence, generation, treatment, incineration, landfilling, milling, storage, disposal, Release or threatened Release of or exposure to any Hazardous Substance, or (e) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances. Included within this definition is the following non-inclusive list of Laws: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Sec. 2601 et seq.; the Clean Water Act, as amended, 33 U.S.C. Sec. 1251 et seq.; the Clean Air Act, as amended, 42 U.S.C. Sec. 7401 et seq.; and any applicable United States federal, state or local Law having a similar subject matter.

“Environmental Matter” means: (a) pollution or contamination of the Environment or the occurrence or existence of Hazardous Substances in the Environment on the Leased Real Property or of an unpermitted Release, in each case, in violation of Environmental Laws; (b) the treatment, handling, storage, transportation, disposal or Release of any Hazardous Substance; (c) exposure of any person to any Hazardous Substance; and/or (d) the violation of any Environmental Law or any Environmental Permit.

“Environmental Permit” means any Permit issued, granted or required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder.

“Escrow Account” means that certain escrow account held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means Truist Bank.

“Escrow Agreement” means that certain escrow agreement among Seller, the Purchaser and Escrow Agent dated as of the Closing Date.

“Escrow Amount” means $2,400,000 held by the Escrow Agent pursuant to the terms of the Escrow Agreement in connection with determining the Final Purchase Consideration.

“Fraud” means the occurrence of all of the following with respect to any representation and warranty made by the Seller Parties in Articles 3 and 4: (a) such representation and warranty was inaccurate or untrue in any material respect when made; (b) the Seller Parties had knowledge that such representation and warranty was inaccurate or untrue in such material respect when so made; and (c) the Purchaser suffered injury as a result; provided, however, that for the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state, or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal, or other instrumentality.

“Hazardous Substance” means, any (a) constituent, material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, explosive, corrosive, flammable, infectious, toxic, carcinogenic, mutagenic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law, (b) substance that requires removal or remediation under any Environmental Law, (c) substance that can give rise to liability under any Environmental Law or the presence of which requires investigation, clean up, removal, abatement, remediation or other corrective or remedial action under any Environmental Laws, (d) petroleum or petroleum by-products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos or asbestos-containing materials or products, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs) or materials containing same, radioactive materials, lead-based paints or materials, or radon and (e) chemical, material, substance or waste which is defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “restricted hazardous wastes,” “contaminants,” or “pollutants”, in each case as such definition is regulated under Environmental Laws.

“Income Taxes” means any Tax that is, in whole or in part, based on or measured by net income or profit.

“Indebtedness” means, without duplication, and as calculated in accordance with the GAAP consistently applied, (a) all obligations of the Company for borrowed money, whether short term or long term (including the principal amount thereof, any accrued interest thereon and any prepayment premiums or termination fees with respect thereto) but excluding trade payables or other current liabilities incurred in the ordinary course of business past due included in the calculation of Final Net Working Capital, (b) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (c) all reimbursement obligations of the Company under letters of credit to the extent such letters of credit have been drawn, (d) all obligations of the Company under capitalized leases to the extent any such lease is accrued as indebtedness in accordance with GAAP consistently applied (without giving effect to ASC 842), (e) any and all amounts owed by the Company to any of its Affiliates, including the Seller Parties or any of their Affiliates, (f) any Compensation Indebtedness Items, (g) all obligations relating to or arising under interest rate or other hedging Contracts, (h) all overdrafts, (i) deferred rent payments, (j) all obligations relating to “earn-outs”, incentive payments, deferred purchase price or similar obligations (assuming, in each case, for purposes of calculating “Indebtedness” that the full amount thereof is due and payable as of the date of such calculation), (k) all accrued and unpaid management fees, advisory and similar fees, including any amounts associated with termination of such arrangements on or prior to Closing, (l) all obligations under any PPP or EIDL loan, (m) any liability for Taxes deferred pursuant to Section 2302 of the CARES Act or any other COVID-19 laws, regardless of when payable, (n) all unpaid Taxes (accruing Taxes for this purpose through the Closing Date for the entire taxable period ending on the Closing Date or portion of such taxable period ending on, and including, the Closing Date), whether or not required to be accrued in accordance with GAAP (including the employer portion of any employment Taxes), (o) any liabilities and expenses in connection with Employee Retention Credits or associated refunds, including penalties, interest and any clawback by a Governmental Authority or any portion of an Employee Retention Credit or associated refund claimed by the Company, (p) the amount of any Taxes to the Company associated with the debt forgiveness, (q) obligations to pay any dividends or distributions to any Person, (r) credit balances within the Company’s aged accounts receivable related to customer prepayments, customer overpayments, and other balances owed to customers, (s) all obligations of the Company for guarantees of the indebtedness of another Person in respect of any items set forth in clauses (a) through (d) of this definition (other than guarantees that constitute Permitted Liens), (t) all accrued interest, fees and expenses (including prepayment premium obligations) resulting from any of the items set forth in clauses (a) through (e) of this definition, and (u) customer deposits, deferred revenue and similar liabilities. For the avoidance of doubt, (i) operating leases shall not be treated as Indebtedness, and (ii) Indebtedness shall not include any Company Transaction Expenses or any liability accounted for in the calculations of Net Working Capital.

“Indemnified Taxes” means, without duplication for amounts expressly included in calculation of Indebtedness, (a) any and all Taxes imposed on, arising in connection with, or otherwise attributable to the Seller Parties for any taxable period, (b) any and all Taxes imposed on, arising in connection with, or otherwise attributable to the Company for any Pre-Closing Tax Period, calculated by including in the Company’s taxable income any deferred revenue, prepaid amount or cumulative amount that remains payable as a result of an adjustment under Section 481 of the Code in a Pre-Closing Tax Period or any amount resulting from the Company’s use of the cash method of accounting in a Pre-Closing Tax Period, (c) withholding, payroll, social security, unemployment or similar Tax of the Company attributable to any payment that is contingent upon or payable as a result of the transactions contemplated by this Agreement, (d) the Seller’s portion of Transfer Taxes, (e) Taxes for which the Company (or any predecessor or transferor of the Company) is liable (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law) because of the Company being included in any consolidated, affiliated, combined, unitary or similar group at any time on or before the Closing Date, or (ii) as a result of an express or implied obligation to indemnify any Person, or as a transferee or successor, by contract or pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing Date, (f) professional fees and other third-party expenditures (including legal and accounting fees) incurred by Purchaser or the Company in connection with (i) the preparation and filing of any Tax Return or other required filings relating to Tax matters with respect to the Company or any Seller Party for any Pre-Closing Tax Period or (ii) the preparation for and defense or prosecution of any Tax audit, protest, examination, suit or other proceeding relating to Tax matters of any of the Companies or any Seller Party for a Pre-Closing Tax Period, (g) any and all Taxes resulting from the Restructuring, including any Taxes resulting from a failure of the Company to qualify as an entity disregarded as separate from Seller (within the meaning of Treasury Regulation Section 301.7701-2(c)(2)(i)) following the Conversion and immediately prior to Closing, and (h) any and all Taxes resulting from a SALT Election made by or with respect to the Company in a Pre-Closing Tax Period and/or relating to an event or transaction occurring on or before the Closing Date.

“Intellectual Property” means all of the following: United States and foreign (a) patents, patent applications, continuations, continuations in part, divisions, reissues or patent disclosures, (b) trademarks, service marks, corporate names, trade names or fictitious names (and all translations adaptations, derivations and combinations of the foregoing), together with all goodwill associated with each of the foregoing, (c) internet domain names, URLs and registrations thereof, (d) copyrights, whether registered or unregistered, together with all goodwill associated with each of the foregoing, (e) registrations and applications for any of the foregoing, (f) computer software and systems (including source code, executable code, data, databases, and documentation), (g) social media accounts, usernames and other digital identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof, (h) Trade Secrets, and (i) all other proprietary or confidential information or similar intellectual property rights (whether registered or unregistered, and any applications for the foregoing) that may subsist anywhere in the world and (j) all tangible embodiments of the foregoing.

“IRS” means the Internal Revenue Service.

“Kendall” means Kendall Development, LLC, a Georgia limited liability company.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into or imposed by any Governmental Authority.

“Lien” means any lien, security interest, charge, claim, mortgage, deed of trust, pledge, restriction on transfer, hypothecation, easement, right-of-way, encroachment, zoning restrictions, indenture, license to third parties, lease to third parties or any other encumbrance or other restriction or limitation on the use of real or personal property.

“Loss” and “Losses” mean all losses, liabilities, claims, damages, penalties, fines, dues, judgments, awards, settlements, Taxes, loss of Tax benefits, costs (including costs of investigation), defense costs, court costs, fees, expenses (including reasonable attorneys’ fees, interest and penalties, the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers) and disbursements.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company, the Purchaser or PubCo, as the case may be; provided, that, for purposes of this Agreement, none of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes to the United States economy or the global economy, in each case, as a whole, or that are generally applicable to the industry or markets in which the Company, the Purchaser or PubCo, as the case may be, operates; or (b) any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the Business or the business of the Purchaser or PubCo, as the case may be, (ii) local, regional, national or international political or social conditions, including any riots, military action or terrorism (including any escalation or general worsening of any such riots, military action or terrorism), (iii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other nature disasters, disease outbreak, epidemic, pandemic, weather conditions and other acts of God, or force majeure events, (iv) financial, banking, or securities markets (including interest rates and currency exchange rates, or changes therein), (v) any failure by the Company, the Purchaser or PubCo, as the case may be, to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures), (vi) changes in GAAP, (vii) any change or amendment to any Law or any change in the manner in which any Law is or may be enforced, (viii) the announcement or performance of this Agreement or the transactions contemplated by this Agreement, including any reaction of any customer, supplier, employee, Governmental Authority, landlord, or similar relationships of the Company, the Purchaser or PubCo, as the case may be, or (ix) any actions taken, or omitted to be taken, in response to the foregoing to the extent such action or omission was or is reasonable and necessary to protect the health and safety of individuals who are officers, directors, managers, employees or other service providers to the Company, the Purchaser or PubCo, as the case may be (or individuals who interact with any of the foregoing in connection with the Business or the business of the Purchaser or PubCo, as the case may be) or otherwise to protect the business, operations, assets and financial condition of the Company, the Purchaser or PubCo, as the case may be, or as otherwise required to be taken, or omitted to be taken, under applicable Laws, except solely in the cases of clauses (a), (b)(i) – (iv), (b)(vi) – (vii) or (b)(ix) above to the extent such changes would reasonably be expected to have a materially disproportionate impact on the financial condition, business or results of operation of the Company, the Purchaser or PubCo, as the case may be, taken as a whole, relative to other affected participants in the industries in which the Company, the Purchaser or PubCo, as the case may be, conducts business.

“Multiemployer Plan” has the meaning set forth in Section 3 (37) of ERISA.

“Net Working Capital Target” means Fifteen Million Dollars ($15,000,000).

“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ, or order of any nature of any Governmental Authority.

“Ordinary Course of Business” means (i) for the Company, the ordinary course of business of the Company, consistent with past custom and practice, and (ii) for the Purchaser Parties, the ordinary course of business of, respectively, the Purchaser and PubCo, consistent with past custom and practice.

“Payoff Letters” means customary pay-off letters from each holder of Closing Indebtedness in form and substance reasonably satisfactory to Purchaser that provides for the release of all Liens and the termination of all agreements and other security interests relating to such Closing Indebtedness following the payment in full of such Closing Indebtedness.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings (if then appropriate), for which adequate reserves have been established, (b) Liens of carriers, landlords, warehousemen, bailees, mechanics and materialmen incurred in the Ordinary Course of Business, whether by Contract or arising under applicable Law for monies not yet due and not as a result of any breach, (c) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that have been filed and appear in the public real estate records, in each case that do not prohibit or impair the current use, occupancy or marketability of title of the property subject thereto, (d) Liens of public record, (e) with respect to any Leased Real Property (i) the interests and rights of the respective landlords, lessors and/or owners with respect thereto, and (ii) any Lien expressly permitted under the applicable Lease and any ancillary documents thereto, (f) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title that have been filed and appear in the public real estate records, in each case that do not prohibit or impair the current use, occupancy or marketability of title of the property subject thereto, (g) Liens created by Purchaser or its successors and assigns, (h) Liens reflected in the Financial Statements or set forth in Schedule 1.1(a), and (i) licenses to Intellectual Property rights granted in the Ordinary Course of Business set forth on Schedule 3.7(b).

“Person” means any individual, corporation, partnership, association, limited liability company, joint venture, trust, estate, Governmental Authority, agency, instrumentality or political subdivision or body or other entity or organization.

“Personal Information” means any information that identifies, or could be used to identify, an individual person or household, including as defined under applicable Privacy and Security Requirements (e.g., “personal data,” “personal information,” “personally identifiable information” or “PII”).

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any bonus, profit sharing, savings, deferred compensation, medical, dental, vision, life or accidental dismemberment, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, severance, incentive, commission, bonus, retention, pension, retirement, loan, collective bargaining, post-retirement health or welfare benefit, equity or equity-based compensation, or other fringe benefit plan, agreement, policy or arrangement (whether written or unwritten, formal or informal, insured or self-insured), including any trust, insurance contract or fund related thereto, in each case, that is maintained, sponsored, contributed to or required to be contributed to by the Company or any member of the Controlled Group, under which the Company or any member of the Controlled Group has any current or potential liabilities, or with respect to which the Company or any member of the Controlled Group has made or is required to make payments, transfers, or contributions in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of the Company or any member of the Controlled Group.

“PPP” means the Paycheck Protection Program as described in the Coronavirus Aid, Relief, and Economic Security Act of 2020 and modified by the Small Business Administration and Department of Treasury guidance documents and FAQs, subsequent interim final rules, and the Paycheck Protection Program Flexibility Act of 2020.

“Pre-Closing Tax Period” means any Tax Period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy and Security Requirements” means (a) any Law that regulates the processing of Personal Information; (b) provisions of Contracts between the Seller and any person that directly apply to the processing of Personal Information; (c) all written policies of the Company relating to the processing of Personal Information and (d) applicable standards published by the Payment Card Industry Security Standards Council.

“PubCo Shares” means 4,186,062 shares of the Class B common stock of PubCo, which is equal in number to the number of Purchaser Units to be issued by the Purchaser to the Seller as part of the transactions contemplated by this Agreement.

“Purchaser’s Knowledge,” or variations thereof, means the actual knowledge of Jeremy Spivey and Mike Rowe after due inquiry and reasonable investigation.

“R&W Insurance Policy” means that certain representations and warranties insurance policy to be obtained by Purchaser from the R&W Insurer with respect to this Agreement, in substantially the form delivered by Purchaser to Seller prior to Closing.

“Related Party” means (a) any officer, director, manager, equityholder, member, or Affiliate of the Seller Owners or of the Company, (b) any individual related by blood, marriage, or adoption to any of the Seller Owners or to any officer, director, manager, or employee of the Company, and (c) any Person controlled by any of the foregoing.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Substances into the Environment, and “Released” shall be construed accordingly.

“Schedules” means the schedules attached to this Agreement and forming part of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Parties” means the Seller and Seller Owners.

“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

“Streamline” means Streamline Development, Inc., a Georgia corporation.

“Tax” or “Taxes” mean all taxes, charges, fees, duties, levies or other assessments, including Income Taxes, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value-added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by any Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).

“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means all returns and reports of or with respect to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means all inventions and discoveries (whether or not patentable and whether or not reduced to practice) and all improvements thereto, and trade secrets and other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models, research and development, compositions, manufacturing and production processes and techniques, technical data and information, designs drawings, specifications, customer and supplier lists, mailing lists, pricing and cost information, business and marketing plans and proposals and methodologies in each case that derive independent economic value from not being generally known to the public.

“Transaction Documents” means this Agreement and all documents executed and delivered by the Company, Purchaser, PubCo, Seller, Seller Owners, or any of them, in connection with the Closing.

“Transaction Tax Deductions” means, without duplication and regardless of by whom paid, the aggregate amount of Tax deductions, losses or credits economically borne by Seller attributable to the following items: (a) any and all compensation (including transaction payments, transaction bonuses (including any such bonuses paid in kind), severance or other similar payments) accrued or paid by the Company in connection with the consummation of the transactions contemplated hereby (either alone or in connection with any other event, whether contingent or otherwise), (b) payment of fees and expenses incurred by Seller Owners and/or the Company on or prior to the Closing Date in connection with the transactions contemplated by this Agreement; (c) payment of the Indebtedness of the Company in connection with the Closing; and (d) other expenses or deductions of the Company taken into account in computing the Final Purchase Consideration payable to Seller. To the extent allowed under applicable Laws, the Company will make any elections available to deduct rather than capitalize such items (including the election to deduct 70% of success-based fees provided by IRS Revenue Procedure 2011-29).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

1.2. Additional Defined Terms. In addition to the terms defined in Section 1.1 above, the following additional defined terms are defined in the respective Section set forth opposite such term below:

DEFINED TERM	SECTION

Accountant	2.5(d)
Action	3.11
Adjusted Purchase Consideration	2.1(a)
ALW	Preamble
Balance Sheet Date	3.8(e)

BAW	Preamble
BAW Employment Agreement	7.3(g)
Claim Notice	9.1(c)
Class A Transaction Bonus Grants	2.1(b)(ii)
Closing	7.1
Closing Date	7.1
Closing Date Net Working Capital	2.5(b)
Company	Preamble
Company Closing Certificate	2.4
Company Employment Agreements	7.4(j)
Consulting Agreement	7.3(g)
Contribution	Recitals
Conversion	Recitals
Employment Agreements	7.3(g)
Equity Interests	Recitals
Estimated Closing Cash	2.4
Estimated Closing Indebtedness	2.4
Estimated Company Transaction Expenses	2.4
Estimated Net Working Capital	2.4
Final Closing Cash	2.6(a)
Final Closing Indebtedness	2.6(a)
Final Company Transaction Expenses	2.6(a)
Final Determination	2.6(a)
Final Net Working Capital	2.6(a)
Final Purchase Consideration	2.6(c)
Financial Statements	3.8(b)
Historical Financial Statements	3.8(a)
Indemnified Party(ies)	9.1(c)
Indemnifying Party(ies)	9.1(c)
Intended Tax Treatment	8.3
Interim Financial Statements	3.8(b)
Lease	3.5(a)
Leased Real Property	3.5(a)
Lessors	3.5(a)
Liability Policies	6.3(c)
M&M	6.2(c)
Material Contract	3.13
Material Customer	3.18(a)
Material Supplier	3.18(b)
MPT	6.8
Net Working Capital	2.3
Notice of Dispute	2.5(c)
Oldco	Recitals
Owned Intellectual Property	3.7(a)
Party(ies)	Preamble
Permits	3.17(b)

Perimeter	3.5(a)
PIB	3.5(a)
PPACA	3.12(k)
Pre-Closing Tax Matter	8.2(a)
Pre-Contribution Shares	Recitals
PubCo	Recitals
PubCo Rights Agreement	7.3(e)
PubCo Shares Consideration	2.2
Purchase Consideration	2.1(a)
Purchase Consideration Increase	2.7(b)
Purchase Consideration Reduction	2.7(a)
Purchase Price Allocation	8.4
Purchased Equity	Recitals
Purchaser	Preamble
Purchaser Closing Certificate	2.5(b)
Purchaser Indemnified Parties	9.1(b)
Purchaser LLC Agreement	7.3(e)
Purchaser Parties	Preamble
Purchaser Units	Recitals
Purchaser Units Consideration	2.2
Q-Sub Election	Recitals
R&W Insurer	6.4(a)
Records	6.2(a)
Required Actions	3.4(a)
Required Consents	3.4(a)
Resolution Period	2.5(c)
Restrictive Covenant and Release Agreement	7.3(h)
Restructuring	Recitals
Rollover Agreement	Recitals
Rollover Amount	Recitals
Rollover Equity	Recitals
Run-Off Insurance Policies	6.3(a)
Seller	Preamble
Seller Owners	Preamble
Seller Indemnified Parties	9.1(c)
Shuler	6.8
Shuler Closing	6.8
Shuler Letter Agreement	6.8
Shuler Purchase Price	6.8
Surviving Covenants	9.1(a)
Tax Benefit Agreement	7.3(d)
Tax Receivable Agreement	7.3(c)
Tax Return Objection	8.1(b)
Third-Party Claim	9.1(c)
Transfer Taxes	8.1(i)
VRA	3.21
WARN	3.15(g)
Wood Escrow	6.8

1.3. Interpretation.

(a) Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the benefit of advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(b) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation” and the word “or” need not be exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

(c) In each case under this Agreement in which the Seller or the Company represents that it has furnished or provided Purchaser with, or made available to Purchaser, any documents or other materials (including Contracts, Financial Statements, and reports), such representation shall be deemed true to the extent such documents or materials were posted on the virtual data room administered by Firmex for “Project Terra” as of the date hereof (including if actually posted prior to the date hereof) and were located within the virtual data room in a place reasonably related to the subject matter of such disclosure.

ARTICLE 2.
PURCHASE, SALE AND CONTRIBUTION

2.1. Purchase and Sale.

(a) Subject to the terms and conditions contained herein, at the Closing of the transactions contemplated hereby, the Seller shall sell, assign and deliver to Purchaser, and Purchaser shall purchase and take assignment and delivery of the Seller’s right, title and interest in and to the Purchased Equity, free and clear of all Liens, other than restrictions arising under applicable securities Laws. The aggregate purchase price payable by the Purchaser to the Seller for the Purchased Equity shall be $134,000,000 (the “Purchase Consideration”). On the Closing Date, the Purchase Consideration shall be: (i) increased, dollar for dollar, to the extent of the Estimated Closing Cash (as set forth in the Company Closing Certificate); (ii) increased, dollar for dollar, to the extent that the Estimated Net Working Capital is greater than the Net Working Capital Target, or decreased, dollar for dollar, to the extent the Estimated Net Working Capital is less than the Net Working Capital Target (as set forth in the Company Closing Certificate); (iii) decreased by the amount of the Estimated Closing Indebtedness; (iv) decreased by the amount of the Estimated Company Transaction Expenses; (v) decreased by the Escrow Amount; and (vi) decreased by the value of the Class A Transaction Bonus Grants (the Purchase Consideration, as so adjusted on the Closing Date, the “Adjusted Purchase Consideration”). Following the Closing, the Purchase Consideration shall be (x) increased by any payments made by the Purchaser to the Seller Owners under or in respect of the Tax Receivable Agreement and the Tax Benefit Agreement, and (y) subject to further adjustment pursuant to Section 2.7 (relating to the Final Determination).

(b) At the Closing, Purchaser shall:

(i) pay the Adjusted Purchase Consideration to Seller, by wire transfer of immediately available funds;

(ii) cause PubCo to issue to the recipients listed on Schedule 2.1(b) the corresponding number of fully-vested shares of PubCo’s Class A Common Stock (the “Class A Transaction Bonus Grants”);

(iii) pay, by wire transfer of immediately available funds on behalf of Seller and the Company, the Estimated Closing Indebtedness in accordance with the Payoff Letters delivered pursuant to Section 7.2(a);

(iv) pay, by wire transfer of immediately available funds on behalf of Seller and the Company the Estimated Company Transaction Expenses in accordance with the payment instructions delivered by Seller prior to the Closing; and

(v) pay, by wire transfer of immediately available funds on behalf of Seller and the Company, the Escrow Amount to the Escrow Agent.

2.2. Contribution. Subject to the terms and conditions contained herein, at the Closing of the transactions contemplated hereby, the Seller shall contribute, transfer, assign and deliver to the Purchaser, and the Purchaser shall acquire and accept from the Seller, the Seller’s right, title and interest in and to the Rollover Equity, free and clear of all Liens, other than restrictions arising under applicable securities Laws. As consideration for the Rollover Equity, (i) the Purchaser shall issue to the Seller the Purchaser Units set forth on Appendix A (the “Purchaser Units Consideration”) and (ii) PubCo shall issue to the Seller all of the PubCo Shares, (the “PubCo Shares Consideration” and, together with the Purchaser Units Consideration, the “Rollover Consideration”), which Rollover Consideration shall, in each case, be issued, assigned, transferred and delivered, as the case may be, to the Seller free and clear of all Liens, other than restrictions arising under applicable securities Laws and the organizational documents of PubCo or Purchaser, as applicable, that are delivered to the Seller in accordance with Section 7.4. The Parties intend that the assignment, transfer and delivery of the Rollover Equity by the Seller to the Purchaser in consideration for the Rollover Consideration shall be treated for federal income tax purposes as an exchange qualifying for nonrecognition of gain under Section 721 of the Code.

2.3. Determination of Net Working Capital. The term “Net Working Capital” means the following calculations determined as of the Closing Date and in accordance with GAAP: (a) the sum of (i) the Company’s trade accounts receivable (excluding intercompany receivables) net of the amount of reserves, (ii) an amount equal to the Company’s (A) earned revenue greater than billings asset less (B) billings greater than earned revenue liability, and (iii) the Company’s prepaid expense to the extent Purchaser receives the benefit after Closing, less (b) the sum of (i) all accounts payable of the Company (excluding intercompany payables) date of such account payable, and (ii) any other accrued current liabilities of the Company, in each case generated in the Company’s ordinary course of business, consistent with past practice. Amounts in (b) shall exclude amounts included as Income Tax liabilities, Indebtedness, and Company Transaction Expenses of the Company, and deferred Tax assets and deferred Tax liabilities. “Net Working Capital” of the Company is shown and calculated in accordance with Exhibit 2.3. For purposes of calculating the Estimated Net Working Capital and the Final Net Working Capital, such determination will be made in accordance with the provisions of Exhibit 2.3. In the event of a conflict between the methodology of Exhibit 2.3 and the terms of this Section 2.3, the methodology of Exhibit 2.3 shall control.

2.4. Company Closing Certificate. At least two (2) Business Days prior to the Closing, the Company shall prepare and deliver to Purchaser a certificate (the “Company Closing Certificate”) setting forth its good faith estimates, in each case as of 12:01 AM, Atlanta, Georgia time, on the Closing Date, of: (i) the Net Working Capital of the Company (the “Estimated Net Working Capital”), (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”) and (iv) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”). The Estimated Net Working Capital shall be prepared in accordance with the sample calculations and methodology set forth on Exhibit 2.3. In connection with the determination of the Estimated Net Working Capital, the Estimated Closing Cash, the Estimated Closing Indebtedness and the Estimated Company Transaction Expenses, the Company shall provide to Purchaser such information and detail as Purchaser shall reasonably request, including reasonable access to relevant personnel, books and records and work papers related thereto.

2.5. Unclaimed Bonus Grants; Post-Closing Calculations; Dispute Resolution; Etc.

(a) Any portion of the Class A Transaction Bonus Grant shares that are not granted to eligible recipients thirty (30) days after the Closing Date shall revert back to PubCo’s 2025 Stock Incentive Plan. Purchaser shall pay to Seller an amount equal to (i) the number of Class A Transaction Bonus Grant shares that are not granted to eligible recipients hereunder multiplied by (ii) $25.80, and such amount shall be added to Closing Cash for all purposes of this Section 2.5.

(b) As promptly as practicable following the Closing, but in no event later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Seller a certificate (the “Purchaser Closing Certificate”) setting forth, in each case as of 12:01 AM, Atlanta, Georgia time, on the Closing Date, Purchaser’s good faith calculations of: (i) the Net Working Capital of the Company (the “Closing Date Net Working Capital”), (ii) the Closing Cash, (iii) the Closing Indebtedness, and (iv) the Company Transaction Expenses. The Closing Date Net Working Capital shall be prepared in accordance with the sample calculations and methodology set forth on Exhibit 2.3. In connection with Purchaser’s determination of the Closing Date Net Working Capital, the Closing Cash, the Closing Indebtedness and the Company Transaction Expenses, Purchaser shall provide to the Seller such information and detail as the Seller shall reasonably request, including reasonable access to relevant personnel, books and records and work papers related thereto.

(c) If the Seller disputes any of the items set forth in the Purchaser Closing Certificate, then as promptly as practicable following receipt of the same, but in no event later than thirty (30) days after the delivery to the Seller of the Purchaser Closing Certificate, the Seller shall deliver to Purchaser a written notice specifying in reasonable detail (to the extent reasonably possible) all disputed items and the basis thereof and setting forth any adjustments to the calculation of any of the items set forth in the Purchaser Closing Certificate that the Seller believes should be made (the “Notice of Dispute”). If Purchaser does not agree with the Notice of Dispute, Purchaser and the Seller shall negotiate in good faith to resolve the disputed items set forth in the Notice of Dispute within thirty (30) days following delivery to Purchaser of such Notice of Dispute (the “Resolution Period”), and any resolution by them as to any disputed items shall be in writing and shall be final, binding and conclusive.

(d) If Purchaser and the Seller are unable to resolve all disputed items with respect to the Purchaser Closing Certificate prior to the expiration of the Resolution Period, any items remaining in dispute shall be submitted, as soon as practicable, to Forvis Mazars, LLP or if such firm is unable to serve in such capacity or is not independent with respect to PubCo, Purchaser, the Company or Seller Owners, then to another national or regional firm of certified independent public accountants mutually acceptable to Purchaser and the Seller that is not the regular accounting firm of PubCo, Purchaser, the Company or Seller Owners (the “Accountant”). The Accountant shall act as an arbitrator to determine only those items with respect to the Purchaser Closing Certificate which are still in dispute. The Accountant’s determination shall be final, binding and conclusive against the Parties and enforceable in any court of competent jurisdiction. In resolving any disputed item, the Accountant (i) shall be bound by the provisions of Section 2.3 and this Section 2.5, including, without limitation, the defined terms and related methodologies, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Purchaser or the Seller, (iii) shall restrict its decision to the disputed items included in the Notice of Dispute which are then in dispute, and (iv) shall render its decision in writing within thirty (30) days after the disputed items have been submitted to it.

(e) The fees and expenses of the Accountant in resolving the disputed items shall be borne and paid (i) by Seller, on the one hand, in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Seller (as finally determined by the Accountant) bears to the aggregate dollar amount of all disputed items, and (ii) by Purchaser, on the other hand, in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by Seller (as finally determined by the Accountant) bears to the aggregate dollar amount of all disputed items.

2.6. Post-Closing Adjustment Amounts.

(a) “Final Determination” means the final determination of the Net Working Capital, the Closing Cash, the Closing Indebtedness and the Company Transaction Expenses in accordance with Section 2.5. “Final Net Working Capital” means the Net Working Capital as of 12:01 AM, Atlanta, Georgia time, on the Closing Date as determined by a Final Determination. “Final Closing Cash” means the Closing Cash as determined by a Final Determination. “Final Closing Indebtedness” means Closing Indebtedness as determined by a Final Determination. “Final Company Transaction Expenses” means the Company Transaction Expenses as determined by a Final Determination.

(b) As part of the Final Determination:

(i) The Adjusted Purchase Consideration will be increased, dollar for dollar, to the extent Final Net Working Capital is greater than the Estimated Net Working Capital, or decreased, dollar for dollar, to the extent Final Net Working Capital is less than Estimated Net Working Capital.

(ii) The Adjusted Purchase Consideration will be increased, dollar for dollar, to the extent that the Final Closing Cash is greater than the Estimated Closing Cash or decreased, dollar for dollar, to the extent the Final Closing Cash is less than the Estimated Closing Cash.

(iii) The Adjusted Purchase Consideration will be increased, dollar for dollar, to the extent Final Closing Indebtedness is less than the Estimated Closing Indebtedness or decreased, dollar for dollar, to the extent the Final Closing Indebtedness is greater than the Estimated Closing Indebtedness.

(iv) The Adjusted Purchase Consideration will be increased, dollar for dollar, to the extent the Final Company Transaction Expenses are less than the Estimated Company Transaction Expenses, or decreased, dollar for dollar, to the extent the Final Company Transaction Expenses are greater than the Estimated Transaction Expenses.

(c) The adjustments to the Adjusted Purchase Consideration pursuant to clause (b) above may be netted against each other, as applicable, and the Adjusted Purchase Consideration following such adjustments shall be referred to as the “Final Purchase Consideration.”

2.7. Payment of Post-Closing Adjustment Amounts.

(a) If the Final Purchase Consideration, as determined in Section 2.6, is less than the Adjusted Purchase Consideration, as determined in Section 2.2 (a “Purchase Consideration Reduction”), then within five (5) Business Days following the Final Determination, (i) if the Escrow Amount exceeds the Purchase Consideration Reduction, Purchaser and Seller shall deliver joint written instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to (A) release to the Purchaser from the Escrow Account, by wire transfer of immediately available funds to an account designated in writing by the Purchaser to Seller and the Escrow Agent, an amount equal to the Purchase Consideration Reduction, and (B) release to the Seller from the Escrow Account, by wire transfer of immediately available funds to an account designated in writing by the Seller to the Purchaser and the Escrow Agent, the amount by which the Escrow Amount exceeds the Purchase Consideration Reduction, and (ii) if the Purchase Consideration Reduction exceeds the Escrow Amount, (A) Purchaser and Seller shall deliver joint written instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to release to the Purchaser from the Escrow Account, by wire transfer of immediately available funds to an account designated in writing by the Purchaser to Seller and the Escrow Agent, the Escrow Amount, and (B) Seller shall be obligated to pay to the Purchaser, by wire transfer of immediately available funds to an account designated in writing by the Purchaser, the amount by which the Purchase Consideration Reduction exceeds the Escrow Amount.

(b) If the Final Purchase Consideration, as determined in Section 2.6, exceeds the Adjusted Purchase Consideration, as determined in Section 2.2 (a “Purchase Consideration Increase”), then within five (5) Business Days following the Final Determination, (i) Purchaser shall pay to the Seller the amount of the Purchase Consideration Increase in immediately available funds to the Seller and (ii) Purchaser and Seller shall deliver joint written instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to release to the Seller the full Escrow Amount in immediately available funds to an account designated in writing by the Seller.

(c) Any payment made with respect to any adjustments made pursuant to this Section 2.7 shall be deemed to be, and Seller and Purchaser shall treat such payments as, an adjustment to the Purchase Consideration for U.S. federal, state, local and foreign income tax purposes.

2.8. Withholding Taxes.

Notwithstanding any other provision in this Agreement, Purchasers (and any of its Affiliates or agents), the Escrow Agent, and the Company shall be entitled to deduct and withhold from any payment pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable Law. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller or any other recipient of payment in respect of which such deduction and withholding was made.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Seller Parties jointly and severally represent and warrant to Purchaser that each of the representations and warranties in this ARTICLE 3 is true and correct as of the date hereof:

3.1. Authority. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action of the Company, and the Company has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which the Company is a party and to carry out the transactions contemplated herein and therein. This Agreement has been, and the Transaction Documents to which the Company is a party, when executed and delivered in accordance with the terms hereof, will be, validly executed and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as may be limited by Equitable Remedies.

3.2. Organization. The Company is a limited liability company which is duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company is duly qualified to do business and is in good standing in each jurisdiction where the conduct of the Business or the ownership of the Company’s properties require such qualification. The Company has all requisite limited liability company power and authority to own, lease and operate the Company’s properties and carry on the Business as presently conducted.

3.3. Capitalization.

(a) All of the issued and outstanding Equity Interests are held beneficially and of record by Seller. Except as set forth on Schedule 3.3(a), the Company has any no subsidiaries, nor does the Company own or control, directly or indirectly, or have any direct or indirect equity ownership, participation or similar interest in any Person or joint venture. The Equity Interests have been (i) duly authorized and is validly issued and fully paid and nonassessable, (ii) issued in compliance with the governing documents of the Company, and (iii) issued in compliance with all applicable Laws. There are no outstanding (x) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, or other Contracts that require the Company to issue, deliver, sell, or otherwise cause to become outstanding any capital stock or other equity interests in the Company, or (y) equity appreciation, phantom equity, profit participation or similar rights with respect to the capital stock or other equity interests in the Company.

(b) Seller has the sole voting power and sole power of disposition with respect to the Equity Interests. The Equity Interests will be transferred to Purchaser pursuant to this Agreement, free and clear of any Liens other than restrictions arising under applicable securities Laws and the terms and conditions of Seller’s organizational documents, as amended.

3.4. No Conflicts; Consents and Approvals.

(a) Assuming (i) the payment of the Closing Indebtedness in accordance with Section 2.1(b)(ii), and (ii) the receipt of the consents, approvals and waivers listed on Schedule 3.4(a) (the “Required Consents”, and the foregoing (i) and (ii), collectively, the “Required Actions”), the execution and delivery by the Company of this Agreement and the Transaction Documents to which the Company is a party does not, and the consummation of the transactions contemplated hereby and thereby and the performance by the Company of its obligations hereunder and thereunder will not: (A) violate or conflict with, or result in a breach of, or default under (i) the articles of incorporation or bylaws (or similar governing documents) of the Company, (ii) any Material Contract to which the Company is a party, or (iii) any Law applicable to the Company; or (B) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned by the Company.

(b) Assuming the completion of the Required Actions, to the Company’s Knowledge, no authorization, consent, permit or approval of, or filing with, any Governmental Authority or any Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or of any of the Transaction Documents to which the Company is a party.

3.5. Real Property.

(a) The Company does not own any real property. The Company leases the following real property as a tenant: (i) that certain parcel owned by 105 PIB Group LLC, a Georgia limited liability company (“PIB”), bearing Parcel Identification Number 7254 062, and located at 105 Peachtree Industrial Boulevard in Sugar Hill, Georgia, and (ii) that certain parcel owned by Perimeter Group Corporation, a Georgia corporation (“Perimeter” and together with PIB, the “Lessors”), bearing Parcel Identification Number 7253 008, and located at 110 Peachtree Industrial Boulevard in Sugar Hill, Georgia (collectively, the “Leased Real Property”). Other than the Leased Real Property, the Company does not lease as a tenant or occupy any other parcel of real property. Correct and complete copies of the leases for each Leased Real Property (each a “Lease” and collectively, the “Leases”) have heretofore been made available to Purchaser.

(b) Other than the Leased Real Property, the Company does not hold any options or other similar rights to purchase or lease any real property and has not agreed to purchase or lease any real property from any Person.

(c) The Company holds a valid usufruct in each Leased Real Property subject only to performance of the terms of each Lease and Permitted Liens, and each Lease for a Leased Real Property is in full force and effect, enforceable in accordance with its terms and conditions (except as may be limited by Equitable Remedies). The Company has not received written notice of any pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Leased Real Property or any improvements thereon.

(d) All of the Leased Real Property is used or occupied by the Company pursuant to a valid Lease free and clear of all Encumbrances, other than Permitted Encumbrances. The Company is the sole legal and equitable owner of its usufruct in each of the Leased Real Property, and is not a lessor or sublessor of, and has not assigned any Lease covering, any item of Leased Real Property. With respect to the Leased Real Property: (i) there is no existing breach or default by any party under any Lease which breach or default has not yet been cured, (ii) the Company has not received written notice of any default under any Lease which default has not yet been cured, and (iii) there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a breach or default under any Lease. No Lease is subject to any material defenses, setoffs, or counterclaims, and no material obligations of any landlords or sublandlords thereunder are delinquent.

(e) The Leased Real Property constitutes all of the Company’s leasehold interests in real property currently used in connection with the Business and is in good condition and repair, subject to ordinary wear and tear. The Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except those that do not materially impair the current use or occupancy of the Leased Real Property. The Leased Real Property complies in all material respects with all requirements of Law, including zoning requirements, and the Company has not received any written notifications from any Governmental Authority of any violations thereof relating to the Leased Real Property. Except pursuant to one or more Leases, the Company is not a party to or bound by any Contract for the lease to or from the Company of any real estate interest. No person (other than the Company) is in possession of, any of the Leased Real Property. Neither the Company nor any Seller Party is a party to any loan or other financing arrangement currently outstanding that is secured by any of the Leased Real Property. There are no third party contracts in effect to which any Seller Party or the Company is a party for the performance of any repairs, work, and/or capital improvements at the Leased Real Property, and, there is currently no ongoing construction work in, on, or about the Leased Real Property other than normal, immaterial maintenance and repairs being performed in the ordinary course of business.

3.6. Title to and Sufficiency of Assets. The Company has good and valid title to, or a valid leasehold interest in, all of the material tangible assets of the Company, free and clear of all Liens. The assets and properties of the Company constitute all of the assets and properties required to operate the Business in all material respects in substantially the manner conducted on the date hereof by the Company. The tangible personal property assets are in good working condition subject to ordinary wear and tear and are sufficient in all material respects for the purposes for which they are used. None of such properties or assets are in need of maintenance or repairs immediately following the Closing Date except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.7. Intellectual Property; Data Privacy; Company IT Systems.

(a) Set forth on Schedule 3.7(a) is a correct and complete list of all (i) registered Intellectual Property owned by the Company, (ii) pending registrations of Owned Intellectual Property, and (iii) all internet domain names registered to the Company included in the Owned Intellectual Property and (iv) other Intellectual Property owned by the Company that is material to the business as currently conducted (collectively, the “Owned Intellectual Property”).

(b) Set forth on Schedule 3.7(b) is a correct and complete list of all written licenses pursuant to which the Company is a party, either as a licensee or licensor, and any other Contracts under which the Company grants or receives any rights to Intellectual Property that is material to the Business. Schedule 3.7(b) also lists all licenses for Computer Software (excluding Desktop Software) with license or user fees in excess of $25,000 on an annual basis.

(c) (i) the Company owns and possesses all right, title and interest in and to the Owned Intellectual Property and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, (ii) the Owned Intellectual Property is valid, subsisting, and in full force or effect, and has not been cancelled, expired or abandoned other than in the Company’s reasonable business judgment, and (iii) the Company has, in the Company’s reasonable business judgment, filed all documents and paid all taxes, fees, and other financial obligations required to renew and maintain in full force and effect all patents or all applicable registrations with respect to such Owned Intellectual Property.

(d) Except as set forth on Schedule 3.7(d):

(i) In the two (2) years immediately prior to the date of this Agreement, (A) the Company has not received any written notice alleging infringement of any Intellectual Property of any third Person related to the conduct of the Business as presently conducted or alleging the misappropriation of any Intellectual Property of any third Person, (B) the Company has not infringed or misappropriated any Intellectual Property of any third Person, and (C) the conduct of the Business as presently conducted by the Company does not infringe upon any Intellectual Property owned or controlled by any third Person;

(ii) (A) to the Company’s Knowledge, in the two (2) years immediately prior to the date of this Agreement, no third Person has infringed or misappropriated any of the Owned Intellectual Property; and (B) no such claims have been brought or threatened against any third Person by the Company;

(iii) the Company owns, or has sufficient license to use, all Computer Software, including Desktop Software, currently being used by the Company; and

(iv) the Company does not own any proprietary Company Software.

(e) The Company maintains commercially reasonable physical, technical, and administrative security measures and policies, compliant with applicable Privacy and Security Requirements, to protect the confidentiality, integrity, security, and availability of (A) the Company’s software, systems, and websites that are involved in the collection and/or processing of Personal Information, and (B) all Personal Information in the Company’s possession or control. The Company has not experienced any failures, crashes, security breaches or incidents, unauthorized access, use, modification, or disclosure, or other adverse events or incidents relating to the Personal Information in its possession or control that would, in each instance, require notification of any Person pursuant to any Privacy and Security Requirement.

(f) Schedule 3.7(f) contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of the social media platforms, sites, and services associated with the social media accounts identified in Schedule 3.7(f).

(g) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company and that has not been remedied. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Computer Software and hardware support arrangements.

3.8. Financial Statements.

(a) Attached hereto as Schedule 3.8(a) are copies of the Company’s unaudited balance sheets and statements of income, shareholder’s equity and cash flows for the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024 (the “Historical Financial Statements”).

(b) Attached hereto as Schedule 3.8(b) are copies of the Company’s unaudited balance sheet and statements of income as of November 30, 2025 and for the eleven-month period then-ended (the “Interim Financial Statements,” and together with the Historical Financial Statements, the “Financial Statements”).

(c) The Financial Statements have been prepared based on the books of account and related records, and fairly present, in all material respects, the financial condition of the Company as of the referenced dates and the results of operations of the Company for the periods presented, all in accordance with GAAP consistently applied; provided, however, the Interim Financial Statements are subject to normal year-end adjustments (which will not, individually or in the aggregate, be material) and lack footnotes and other presentation items. The Financial Statements have been prepared based on the books and records of the Company (which books and records are in turn accurate, correct and complete in all material respects).

(d) The Company has implemented and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP consistently applied, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied and to maintain asset accountability.

(e) Except for the Company Transaction Expenses, the Company has no other liabilities, except (a) those which are adequately reflected or reserved against in the balance sheet prepared as of the date of the Interim Financial Statements (the “Balance Sheet Date”), and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.9. Absence of Changes. Since December 31, 2024, (a) no occurrence, fact, change, event, or effect has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, and (b) except as set forth on Schedule 3.9, the Company has conducted the Business in the Ordinary Course of Business of the Company. Without limiting the generality of the foregoing, since December 31, 2024, except as set forth on Schedule 3.9, the Company has not taken any of the following actions:

(a) sold, leased or otherwise transferred or disposed of any assets, properties or interests of the Company that are material, either individually or in the aggregate, to the Company (other than the disposition in the Ordinary Course of Business of the Company of obsolete assets or other assets not used by the Company during the twelve (12) months preceding the date hereof);

(b) acquired by merging or consolidating with, or by purchasing a substantial portion of the capital stock, equity interests or other equity securities or assets of, directly or indirectly, any business or any corporation, partnership, association or other business organization or division thereof;

(c) made any loan to any third party;

(d) transferred any material assets that are primarily related to the Business to Seller or any of its Affiliates;

(e) established, adopted, materially amended or terminated any Plan, or materially increased the benefits provided under any Plan to any employee (nor has any Affiliate of the Company taken any such action with respect to the employees);

(f) hired, terminated, or materially increased the base salary, wages or bonus opportunity of any employee with an annual base salary of more than $250,000 (nor has any Affiliate of the Company taken any such action with respect to the employees);

(g) terminated or materially adversely modified in any material respect any Material Contract;

(h) made any material change in the accounting methods or policies of the Company;

(i) other than in connection with the Restructuring, amended the organizational documents of the Company in any material respect;

(j) (i) granted, sold, transferred, assigned, abandoned, allowed to lapse, allowed to be dedicated to the public domain, licensed, sublicensed or otherwise disposed of any Intellectual Property owned by the Company (and not licensed from a third party) or (ii) disclosed any Trade Secrets to any third party, other than pursuant to a valid and binding confidentiality agreement entered into by the Company or any of its subsidiaries in the Ordinary Course of Business;

(k) made any commitment outside of the ordinary course of business or in excess of $250,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;

(l) experienced any theft, damage, destruction or loss (whether or not covered by insurance) to its property or assets;

(m) mortgaged, pledged or subjected to any Lien any of its assets or properties;

(n) issued, created, incurred or assumed any Indebtedness involving more than $250,000;

(o) instituted, settled, canceled, compromised, waived or released any Action, claim or any Indebtedness owed to it;

(p) compromised any right or claim (or series of related rights or claims) either involving more than $150,000 or outside the ordinary course of business;

(q) failed to promptly pay and discharge current liabilities, except where disputed in good faith by appropriate proceedings and for which adequate reserves have been established;

(r) except to the extent set forth in the express terms of one or more Material Contracts, granted any pricing, discount, allowance, or return terms for any customer, subcontractor or supplier; or

(s) agreed to do any of the foregoing.

3.10. Taxes. Except as set forth on Schedule 3.10:

(a) (i) The Company has timely filed all Tax Returns required to be filed by the Company (taking into account applicable extensions), (ii) all such Tax Returns are correct and complete, in all material respects, and (iii) the Company has duly paid all Taxes due and payable in respect of such Tax Returns. Other than as indicated in Schedule 3.10, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Taxes.

(b) There are no Liens for Taxes upon the assets of the Company, other than Permitted Liens.

(c) The Company has not been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes.

(d) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal Income Tax purposes.

(e) The Company has withheld all required amounts of Taxes from its employees, agents, contractors, nonresidents, and other third parties, as applicable, and remitted such amounts to the proper agencies in compliance with the withholding Tax provisions of the Code as in effect for the applicable year and other applicable federal, state, local or foreign Laws.

(f) The Company has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes. The Company has not waived any statute of limitations in respect of Taxes.

(g) No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are currently in progress or pending with regard to any Taxes or Tax Returns of the Company. No assessment or other deficiency of Tax has been proposed in writing against the Company or any of its assets or properties that has not been fully resolved.

(h) The Company is not a party to or has an obligation under any Tax indemnity agreement, Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits. The Company has never been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return. The Company does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(i) No claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(j) The Company will not be required to include any amounts in income, or exclude any items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law), (ii) use of the cash method, modified cash method, or modified accrual method or any improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) entered into on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made in a taxable period ending on or prior to the Closing Date, or (v) the receipt of any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(k) [Reserved.]

(l) The Company is not, and has not been, a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(m) No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company. No power of attorney currently in force has been granted by the Company that would be binding on Purchaser with respect to Tax matters for taxable periods including, or beginning after, the Closing Date. The Company has no voluntary disclosure agreements or similar programs pending with any jurisdiction.

(n) Within the three-year period ending on the date of this Agreement, the Company has not been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(o) The Restructuring has been properly consummated. True, correct, and complete copies of all documents, as executed or filed, relating to the Restructuring have been provided to Purchaser.

(p) The Company: (i) has never held an interest in a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) has never held an interest in a “passive foreign investment company” within the meaning of Section 1297 of the Code and (iii) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(q) For U.S. federal (and applicable state and local) income Tax purposes: (i) from January 1, 2008, until the date of the Q-Sub Election, Oldco was treated as an “S corporation” within the meaning of Section 1361 of the Code, (ii) from the date of the Q-Sub Election until the date of the Conversion, Oldco was treated as a “qualified subchapter S subsidiary” of Seller and (iii) since the date of the Conversion, the Company has been treated, and it is currently treated as of the date hereof, as an entity disregarded as separate from Seller within the meaning of Treasury Regulation Section 301.7701-2(c)(2)(i). The Company is not, or has not been, subject to either the built-in gains Tax under Section 1374 of the Code or the passive income Tax under Section 1375 of the Code or any comparable provision of state Law.

(r) The Company has collected all material sales, use, value-added and similar Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate tax authorities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable Laws.

(s) The Company is in material compliance with applicable Laws relating to escheat and unclaimed property.

(t) Any reference to Company in this Section 3.10 shall include Oldco and any other predecessor entity (if any).

3.11. Litigation. Except as set forth on Schedule 3.11, there is no demand, claim, suit, audit, investigation, notice of violation or non-compliance, action, arbitration or legal, administrative or other proceeding (each, an “Action”) pending or, to the Company’s Knowledge, threatened against the Company involving any of the Company’s properties or assets which, in each case, if resolved adversely, would reasonably be expected to be material to the Business, taken as a whole. Except as set forth on Schedule 3.11, the Company is not subject to any Order.

3.12. Employee Benefits and Related Matters.

(a) Schedule 3.12(a) lists each Plan. The Company has no liability with respect to any plan, arrangement or practice other than the Plans. There has been no amendment to, announcement by the Company relating to any Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(b) Copies of the following materials have been delivered or made available to Purchaser, to the extent applicable: (i) all current and prior plan documents for each Plan (including any amendments thereto) or, in the case of an unwritten Plan, a written description thereof, (ii) all determination or opinion letters from the IRS with respect to any of the Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Plans, (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Plan, and (v) the most recent annual report and accompanying schedules; (vi)  the most recent annual financial statements and actuarial reports; (vii) the most recent written results of all required compliance testing; (vii) copies of any material correspondence with the IRS, Department of Labor or other Governmental Authority, and (viii) any other documents, forms or other instruments relating to any Plan reasonably requested by Purchaser.

(c) Each Plan (and each related trust, insurance contract or fund) has been established, maintained, operated, funded and administered in compliance with its terms and any related documents or agreements and in compliance in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.

(d) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports and summary plan descriptions) have been timely filed and distributed in all material respects with respect to each Plan. The requirements of COBRA have been met with respect to each Plan that is a group health plan as described in Section 607(1) of ERISA or Section 5000 (b)(l) of the Code that benefits any current or former employee of the Company or any member of the Controlled Group. No Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code). No Plan provides for post-termination medical life or other welfare benefits, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the sole expense of the participant or beneficiary.

(e) All payments, contributions and transfers (including all employer contributions and employee salary reduction contributions, distributions, reimbursements, premium payments and intercompany charges) that are due in respect of a Plan have been or are fully deductible under the Code. All payments or contributions for any period ending on or before the Closing Date will have been paid or made to each such Plan or accrued by the Company on or before the Closing Date. With respect to any insurance policy providing funding for benefits under any Plan, (i) there is no liability of the Company, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding.

(f) No Plan is, and neither the Company nor any member of the Controlled Group, has ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, subject to Title IV of ERISA or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto).

(g) Except for the Class A Transaction Bonus Grants, the execution and delivery of the Transaction Documents and the performance of the Transactions will not (either alone or in combination with another event): (i) constitute a triggering event under any Plan that will result in any payment (whether severance pay or otherwise) to, forgiveness of indebtedness of, or acceleration, vesting or increase in the compensation or any benefits to any employee, former employee, consultant, director or manager of the Company (or dependents of such Persons), (ii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Plan.

(h) No payment or benefit that could be received (whether in cash or property or the vesting of property) by a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could, individually or in combination with any other such payment, be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company as a result of the imposition of the excise Taxes required by Section 4999 of the Code.

(i) There has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. No “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan. No action, claim, lawsuit or other proceeding against or relating to the Plans, including with respect to the administration or the investment of the assets of any Plan (other than routine claims for benefits) is pending or threatened, nor, to the Company’s Knowledge, is there any basis for one. No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(j) No Plan is, and neither the Company nor any member of the Controlled Group, has ever sponsored, established, maintained, contributed to or been, required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any Multiemployer Plan or “multiple employer plan” within the meaning of Section 210(a) of the Code or Section 413(c) of the Code, or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(k) All Plans subject to Section 409A of the Code comply in both form and operation with Section 409A of the Code and the rules and regulations thereunder, and no amount that is payable (whether in cash or property or the vesting of property) as a result of the Transactions will be includible in the gross income of any employee, officer or director of the Company as a result of the operation of Section 409A of the Code and the rules and regulations thereunder. The Company does not have any obligation to any Person to cause any Plan subject to Section 409A of the Code to comply with Section 409A of the Code or to provide any “gross up” or similar payment to any Person in the event any such Plan fails to comply with Section 409A of the Code.

(l) Schedule 3.12(l) sets forth each Plan that (i) provides a benefit package that meets the definition of “grandfathered health plan coverage” as set forth in 26 CFR § 54.9815-1251T and has not been amended on or after March 23, 2010 (other than as required under the Patient Protection and Affordable Care Act, as amended (“PPACA”)) or (ii) meets the requirements of the retiree-only plan exception set forth in Section 732(a) of ERISA and Section 9831(a) of the Code.

(m) Each Plan subject to PPACA in which current or former employees of the Company participate complies with, and is administered in accordance with, the requirements of PPACA.

(n) No Plan covers any Company employees working outside of the United States.

(o) Each Plan intended to qualify under Section 401(a) of the Code is and has since adoption been so qualified, and has a current determination or opinion letter from the IRS regarding such qualification upon which the Company can rely. Nothing has occurred with respect to the operation of any such Plan which could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax.

3.13. Material Contracts.

(a) Schedule 3.13(a) sets forth a correct and complete list of the following Contracts to which the Company is a party (each a “Material Contract”):

(i) any Contract which involves payment to or from the Company in excess of $250,000 during any twelve (12) month period;

(ii) any Contract which is not terminable, without penalty, on notice of ninety (90) days or less (but excluding any purchase orders, invoices, rate sheets, price lists, terms and conditions, or sales quotes entered into in the Ordinary Course of Business);

(iii) any Contract entered into in the two (2) year period immediately prior to the date of this Agreement relating to the acquisition by the Company of any assets of any other Person or any operating business or the capital stock of any other Person;

(iv) any Contract relating to any Indebtedness, guarantee, loan, advance (other than travel and entertainment allowances to the employees of the Company extended in the Ordinary Course of Business), or investment in any Person;

(v) any Contract granting or evidencing a Lien on any properties or assets of the Company, other than a Permitted Lien;

(vi) any leases, rental agreements, licenses, installment and conditional sale agreements, and other contracts or arrangements affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and involving aggregate payments in excess of $100,000 in any twelve (12) month period;

(vii) any written employment or severance agreements to which the Company is a party with respect to any employee or former employee of the Company which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty, or involve aggregate payments in excess of $100,000 in any twelve (12) month period;

(viii) any Contract (other than this Agreement or any agreement or instrument entered into pursuant to this Agreement) between the Company, on the one hand, and (x) any Affiliate of the Company or (y) any officer, director or employee of the Company, on the other hand;

(ix) any Contract entered into in the two (2) year period immediately prior to the date of this Agreement involving any resolution or settlement of any actual or threatened Action involving an amount in in excess of $100,000;

(x) any joint venture, partnership or limited liability company agreements or other agreements (however named) involving a sharing of profits, losses, costs or liabilities, joint development or similar arrangement with any other Person;

(xi) Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;

(xii) excluding Desktop Software, any Contract containing a grant by the Company to a third Person of any rights to any Intellectual Property of the Company or any grant to the Company of any rights to any Intellectual Property of any third Person;

(xiii) any Contract which (A) purports to or actually restricts the Company from soliciting or hiring any person as an employee or consultant, (B) purports to or actually requires the Company to engage in an exclusive relationship with such person or (C) contains any “most favored nations” provision;

(xiv) any Contract involving the settlement of any Action against or involving the Company, pursuant to which the Company is subject to continuing payment obligations or material performance obligations or restrictions (other than confidentiality obligations or restrictions);

(xv) each Contract pursuant to which (A) the Company acquired any equity interests in or material asset of any other person or entity (other than the acquisition of supplies in the Ordinary Course of Business) or (B) the Company disposed of, sold or transferred any equity interests in or material assets of any other person or entity (other than the sale of goods and services in the Ordinary Course of Business);

(xvi) each Contract with (A) a service provider to the Company, and (B) Material Customer or Material Supplier;

(xvii) Contracts involving a dealer, franchise, distributor, sales representative, consultant or broker arrangement;

(xviii) each collective bargaining or similar labor agreement;

(xix) any Contracts with (A) customers or (b) Material Suppliers that expressly contain uncapped liability or uncapped indemnification obligations; and

(xx) any other agreement material to the Company, whether or not entered into in the Ordinary Course of Business.

(b) True and complete copies of each Material Contract, including amendments thereto, have been made available to Purchaser. Except as set forth on Schedule 3.13(b), the Company has not received any written claim of breach of any Material Contract that would reasonably be expected to constitute a material default thereunder by the Company. Each of the Material Contracts is in full force and effect and is a valid and binding obligation of and is enforceable by the Company in accordance with its terms, except as may be limited by Equitable Remedies. The Company is not in or, to the Company’s Knowledge, alleged by any counterparty thereto to be in, material breach or material default under any of the Material Contracts. No event has occurred which, with notice or lapse of time, or both, would constitute such a material default or violation of any Material Contract. To the Company’s Knowledge, the Company has not relinquished any of its rights under any Material Contract.

3.14. Insurance. Set forth on Schedule 3.14(a) is a correct and complete list of all insurance policies currently maintained by the Company. All such policies are in full force and effect and the Company is not in material default, whether as to the payment of premium or otherwise, under the terms of such policies. Except as set forth on Schedule 3.14(b), there are no outstanding claims pending under any of such insurance policies. There are no pending material claims under any such policy as to which the respective insurers have denied coverage. In the last three (3) years, there have been no material claims related to the Business under any such policies.

3.15. Employees.

(a) Schedule 3.15(a) sets forth as of February 6, 2026, a complete and correct list of each individual then employed by the Company, and for each: (i) name, (ii) current position or job title, (iii) primary work location, (iv) current base annual salary or hourly wage (as the case may be), (v) bonus/commission and total compensation paid by the Company for each of 2024 and 2025, (vi) most recent hire date, (vii) current treatment by the Company as exempt or non-exempt under applicable wage and hour laws, (viii) if currently on a leave of absence from active employment, the anticipated date of return (if known), (ix) employment status (i.e., whether full-time, temporary, leased, etc.), (x) active or inactive status (including type of leave, if any), and (xi) current amount of accrued but unused vacation.

(b) Schedule 3.15(b) sets forth as of February 6, 2026, a complete and correct list of each individual then engaged by the Company to perform personal services as a non-employee independent contractor, and for each: (i) name, (ii) nature of services provided, (iii) date of engagement, (iv) summary of payment arrangements, (v) total compensation paid by the Company for each of 2024 and 2025.

(c) Schedule 3.15(c) identifies any current employee of the Company with a contractually defined term of employment or whose employment cannot be terminated immediately without notice or cause and without further liability to the Company; and all other employees of the Company are employees at-will with no defined term of employment.

(d) Except as set forth on Schedule 3.15(d), (i) the Company is currently in compliance in all material respects with all labor and employment Laws applicable to the Company, including without limitation those relating to wages, hours, workplace safety, immigration, and equal employment opportunity, employment discrimination, civil rights, pay equity, employment of foreign citizens, worker classification, and the collection and payment of withholding and/or social security Taxes, (ii) the Company is not a party to any collective bargaining agreement having provisions covering any of the Company’s employees, and the Company is not currently negotiating such an agreement, (iii) no complaint is currently pending or threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any similar state or local agency alleging a violation by the Company of any labor or employment Law, and (iv) there are currently no labor strikes, requests for representation, slowdowns, or work stoppages pending or threatened against the Company by any of the Company’s employees.

(e) There are no claims currently pending or threatened against the Company by any current or former employee of the Company with respect to his or her employment with the Company (other than routine claims for benefits).

(f) All current employees of the Company who work in the United States of America are legally authorized to work in the United States of America. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 for all current employees of the Company. The Company is in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of Immigration Reform and Control Act of 1986 for all current employees of the Company.

(g) The Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of the notice provisions of the federal Worker Adjustment and Retraining Notification Act (“WARN”) or any similar foreign, state or local Law (including, but not limited to, any state WARN acts) applicable to the Company.

(h) The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business). Except as set forth in Schedule 3.15(h), there are no pending claims against the Company under any workers compensation plan or policy or for long term disability.

(i) To the Company’s Knowledge and except as set forth on Schedule 3.15(i), no current employee of the Company is in violation of any term of any employment agreement, non disclosure agreement, common law non-disclosure obligation, fiduciary duty, non competition agreement or restrictive covenant to or with a former employer of such employee.

(j) True and complete copies have been made available to Purchaser of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company.

(k) All individuals who perform services for the Company have been classified correctly, in accordance with the terms of each Plan and ERISA, the Code, the Fair Labor Standards Act of 1938, as amended, and all other applicable Laws, as employees, independent contractors or leased employees, and the Company has not received notice to the contrary from any third person or Governmental Authority.

(l) During the past five (5) years, with respect to incidents of alleged or actual unlawful workplace harassment, retaliation or discrimination involving the Company or any present or former employees, directors, officers, shareholders, consultants or independent contractors of the Company (acting in their capacities as such for the Company), (i) to the Company’s Knowledge, no such incidents have actually occurred, (ii) no Proceedings pertaining to such incidents are pending, have been initiated or, to the Company’s Knowledge, are threatened against the Company, and (iii) the Company is not subject to any Order or settlement agreement in respect of any such incidents.

3.16. Environmental Matters.

(a) The Company has made available to Purchaser (i) all environmental assessments currently in the possession of the Company (including Phase I reports) and (ii) all material records and correspondence currently in the possession of the Company relating to Environmental Matters, Environmental Permits or compliance with Environmental Law, in each case with respect to the Leased Real Property.

(b) There is no Environmental Claim pending against the Company, and the Company has not received (i) any written notice of a threatened Environmental Claim against the Company under any Environmental Law, or (ii) any written notice that the Company could be responsible for a federal, provincial, municipal or local cleanup site or corrective action under any Environmental Law. There are no past or present actions, activities, circumstances, conditions, events or incidents taken by or affecting the Company or, to the Company’s Knowledge, any other person or entity, including the Release, threatened Release or presence of any Hazardous Substances, in each case which would reasonably be expected to form the basis of any material Environmental Claim against the Company.

(c) The Company is currently in compliance, and during the five (5)-year period immediately prior to the date of this Agreement the Company has complied, in all material respects with all Environmental Laws.

(d) The Company has obtained, and is in material compliance with, all Environmental Permits required for the operation of the Business. No additional Environmental Permits or other governmental authorizations or notifications under Environmental Laws will be required to permit Purchaser to conduct the Business of the Company immediately following the Closing as conducted on the date hereof in material compliance with Environmental Laws and Environmental Permits.

(e) No Hazardous Substances or other waste have been or are being generated, manufactured, used, processed, treated, stored, Released, distributed, transported or disposed of by or on behalf of the Company on, beneath or adjacent to the Leased Real Property or, to the Company’s Knowledge, at any other location currently or formerly owned, operated or leased by the Company (including any property used for the treatment, storage, disposal or Release of Hazardous Materials or other waste) except in compliance in all material respects with applicable Environmental Laws.

(f) (i) There are no underground storage tanks located at, on, in or under the Leased Real Property or, to the Company’s Knowledge, at any other location currently or formerly owned, operated or leased by the Company, (ii) there is no asbestos contained in or forming part of the Leased Real Property or, to the Company’s Knowledge, at any other location currently or formerly owned, operated or leased by the Company, and (iii) there are no polychlorinated biphenyls (PCBs) or per- or polyfluoroalkyl substances (PFAS) are or have been used or stored at, or contained in the Leased Real Property or, to the Company’s Knowledge, at any other location currently or formerly owned, operated or leased by the Company, which in each case would reasonably be expected to result in a material violation by the Company or material liability to the Company under Environmental Laws.

(g) The Company has not expressly (i) assumed or undertaken any liability, (ii) agreed to indemnify or (iii) become subject to any liability, including any obligation for corrective or remedial action, of any other Person relating to or arising from any Environmental Law.

(h) The operations of the Company have not given rise to exposure of employees or any other person to a Release of Hazardous Substances in excess of any applicable limits or standards under Environmental Laws.

3.17. Compliance with Laws; Unlawful Payments; Permits.

(a) Except as set forth on Schedule 3.17(a), the Company is currently in compliance, and, other than with respect to matters addressed in Section 3.15, during the five (5) year period immediately prior to the date of this Agreement the Company has complied, in all material respects with all applicable Laws.

(b) Except as set forth on Schedule 3.17(b), the Company is in possession of all permits, licenses, registrations, exemptions and government authorizations (“Permits”) required under applicable Law for the current operation of the Business as conducted by the Company or as necessary for the lawful ownership of the Company’s properties and assets. The Company is in compliance in all material respects with the requirements and limitations of such Permits. The operation of the Business as currently conducted is not, and has not been in material violation of, nor is the Company currently in default under, any Permit and, to the Knowledge of Seller, no event has occurred which would constitute a default or violation of any material term, condition or provision of any Permit.

3.18. Customers and Suppliers.

(a) Schedule 3.18(a) sets forth the ten (10) largest customers (as measured by revenues) of the Company for the fiscal years ended December 31, 2023 and December 31, 2024 (each, a “Material Customer”) and sets forth opposite the name of each such Material Customer the approximate dollar value of revenues attributable to such Material Customer for each such period. Except as set forth on Schedule 3.18(a), all Material Customers continue to be customers of the Company and since December 31, 2024, (i) none of such Material Customers have reduced materially its business with the Company, and to the Company’s Knowledge, no such reduction is intended by such Material Customers, (ii) no Material Customer has terminated its relationship with the Company outside of the ordinary course of business or has threatened in writing or, to the Company’s Knowledge, orally to do so, (iii) to the Company’s Knowledge, the prices paid to the Company by the Material Customers for any product or service have not materially decreased, individually or in the aggregate, (iv) no Material Customer has changed its payment terms or any other material terms with respect to the Company or threatened in writing or, to the Company’s Knowledge, orally to do so, and, to the Company’s Knowledge, there are no events, conditions or circumstances in existence that could reasonably be anticipated to result in any such changes, and (v) the Company is not subject to any claim, dispute or controversy with any of the Material Customers that, individually or in the aggregate, could reasonably be anticipated to materially or adversely affect the Business or the financial condition or results of operations of the Company.

(b) Schedule 3.18(b) sets forth the ten (10) largest suppliers (as measured by volume of purchases) of the Company for the fiscal years ended December 31, 2023 and December 31, 2024 (each, a “Material Supplier”) and sets forth opposite the name of each such Material Supplier the approximate dollar value of purchases attributable to such Material Supplier for each such period. Except as set forth on Schedule 3.18(b), all Material Suppliers continue to be suppliers of the Company and since December 31, 2024, (i) none of such Material Suppliers have reduced materially its business with the Company, (ii) no Material Supplier has terminated its relationship with the Company outside of the ordinary course of business or has threatened in writing or, to the Company’s Knowledge, orally to do so, (iii) no Material Supplier has materially increased its prices or changed its payment or other material terms with respect to the Company or threatened in writing or, to the Company’s Knowledge, orally to do so, and to the Company’s Knowledge, other than price increases directly attributable to the imposition of tariffs on a Material Supplier’s good or services, no such change will occur, and (iv) to the Company’s Knowledge, the Company is not subject to any claim, dispute or controversy with any of the Material Suppliers that, individually or in the aggregate, could reasonably be anticipated to materially or adversely affect the Business or the financial condition or results of operations of the Company. No Material Supplier to the Company represents a sole source of supply for goods and services used in the conduct of the Business.

3.19. Related Party Transactions. Except as set forth on Schedule 3.19, no Related Party: (a) has a direct or indirect interest in or is a party to any Material Contract with the Company, except as a shareholder of the Company or for compensation for services rendered as an officer, employee, or director of the Company; or (b) has any claim, express or implied, against or is indebted in any amount to, or is owed any amount by, the Company which would adversely affect the transactions contemplated by this Agreement.

3.20. Certain Payments. Neither the Company nor its officers, directors, employees, representatives or other Persons acting for or on behalf of the Company have directly or indirectly (a) made any contribution, bribe, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of any applicable Law, except for, with respect to the preceding items (i), (ii) and (iii), such payments or reimbursements for meals, travel expenses or reasonable entertainment expenses not in violation of any applicable Law, (b) accepted or received any unlawful contributions, payments, expenditures or gifts, and no Action has been filed, commenced or threatened or anticipated alleging any such payments, or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the International Anti-Bribery and Fair Competition Act of 1998, as amended, or similar Law.

3.21. Brokers and Finders. Except for VRA Partners, LLC (“VRA”), the fees and expenses of which shall be included in the Company Transaction Expenses as provided in Section 2.1(b)(iii), no broker or investment banker acting on behalf or under the authority of the Company or Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Company in connection with any of the transactions contemplated herein.

3.22. [Reserved].

3.23. Accounts Receivable. The accounts and notes receivable of the Company represent bona fide claims, arms-length transactions, against debtors for sales, services performed or other charges arising in the ordinary course of business and are good and, to the Company’s Knowledge, collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Financial Statements which allowance is determined on a basis consistent with GAAP. There are no disputes, set-offs, defenses, adjustments or counterclaims, other than normal cash discounts accrued in the ordinary course of business and consistent with past practice, pending or, to the Company’s Knowledge, threatened. All of the accounts and notes receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom are any of the Seller Parties or Affiliates of the Company or any of the Seller Parties.

3.24. Warranty Claims; Products.

(a) Since January 1, 2023, except as set forth on Schedule 3.24, there have been no claims against the Company alleging any material defects in the Company’s products or services, or alleging any failure of the products or services of the Company to meet in any material respects applicable specifications, warranties or contractual commitments. During the last three (3) years, none of the products sold by the Company have been the subject of a product recall, withdrawal, suspension or other similar action from the market. The Company has no material liability for replacement or repair of any of their products or other material damages in connection therewith or any other customer or product obligations not reserved against in the Latest Balance Sheet. The Company’s products and services are free from material defects and perform in all material respects in accordance with all product specifications, express and implied warranties, contractual commitments and applicable Law, except where the failure of such conditions would not result in a material liability to the Company. Schedule 3.24 sets forth the terms of the Company’s standard warranty offered with respect to the Company’s provision of services, including with respect to any maintenance or installation services.

(b) The Company has no material liability, whether based on strict liability, negligence, breach of contract or otherwise, with respect to any product, component or other item designed, manufactured, assembled, produced or sold by the Company to others.

3.25. Indebtedness and Transaction Expenses. The Company has delivered to Purchaser a true, correct and complete list (indicating the amount and the Person to whom such amount is owed) of: (a) all of the outstanding Indebtedness of the Company; and (b) the Company Transaction Expenses.

3.26. No Other Representations or Warranties. NONE OF THE COMPANY, SELLER PARTIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY, THE BUSINESS OF THE COMPANY, THE PURCHASED EQUITY, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS OCCURRING PURSUANT TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND IN ARTICLE 4. Without limiting the generality of the foregoing, except for the representations and warranties set forth in this ARTICLE 3 and ARTICLE 4 of this Agreement, none of the Company, Seller, or any other Person makes any representation or warranty, express or implied, as to: (a) the condition, merchantability, suitability, or fitness for a particular purpose of any of the assets of the Company or (b) the accuracy or completeness of any projections, budgets, forecasts, or other forward-looking financial information concerning the future revenue, income, profit, or other financial results of the Company. Any and all statements or information communicated by the Company, Seller, any of their respective Affiliates or representatives, or any other Person outside of this Agreement, including the documents provided in response to the Purchaser’s due diligence requests, whether verbally or in writing, are deemed to have been superseded by this Agreement. Notwithstanding anything to the contrary herein, the foregoing shall not limit, in any way, and nothing in this Agreement shall be deemed to be a waiver of, any claim for Fraud.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

The Seller Parties jointly and severally represent and warrant to Purchaser that each of the representations and warranties in this ARTICLE 4 is true and correct as of the date hereof:

4.1. Authority.

(a) The Seller has all requisite limited liability company power and authority to own and hold the Equity Interests in the Company and to enter into this Agreement and the Transaction Documents to which the Seller is a party and to carry out the transactions contemplated herein and therein.

(b) Each of Seller Owners has all requisite legal capacity to enter into this Agreement and the Transaction Documents to which he is a party and to carry out the transactions contemplated herein and therein.

(c) The execution, delivery and performance by each of the Seller Parties of this Agreement and the Transaction Documents to which he or it is a party, and the consummation by him or it of the transactions contemplated hereby (including the sale, contribution, assignment and delivery of Equity Interests pursuant to this Agreement) and thereby have been duly and validly authorized on the part of each Seller Party. This Agreement constitutes, and the Transaction Documents to which a Seller Party is a party, when delivered in accordance with the terms hereof, will constitute, the legal, valid and binding obligation of the Seller Party, enforceable against him or it in accordance with their respective terms, except as may be limited by Equitable Remedies.

4.2. Ownership. The Seller owns free and clear of all Liens (other than restrictions arising under applicable securities Laws) and is the beneficial and record holder of all of the Equity Interests. Upon delivery to Purchaser of the membership interest contribution and assignment and other assignment instruments, representing the contribution of the Rollover Equity to Purchaser and the purchase of the Purchased Equity by and payment by Purchaser of the Adjusted Purchase Consideration at the Closing, as provided in this Agreement, the Seller will convey to Purchaser good and valid title to the Rollover Equity and the Purchased Equity, free and clear of all Liens, other than restrictions arising under applicable securities Laws.

4.3. Organization. The Seller is a Georgia limited liability company which is duly organized, validly existing and in good standing under the laws of the State of Georgia. The Seller is duly qualified to do business and is in good standing in each jurisdiction where the conduct of the Seller’s business or the ownership of the Seller’s properties require such qualification.

4.4. No Conflicts; Consents and Approvals. Assuming the completion of the Required Actions, the execution and delivery by each Seller Party of this Agreement and the Transaction Documents to which the Seller Party is a party, do not, and the consummation of the transactions contemplated hereby and thereby and performance by him or it of his or its obligations hereunder and thereunder, will not: (a) violate or conflict with, or result in a breach of, or default under (i) the articles of organization or any other organizational document of the Seller, (ii) any material Contract to which the Seller Party is a party, or (iii) any Law applicable to the Seller Party, or (b) result in the creation of any Lien upon any of the Equity Interests. Assuming the completion of the Required Actions, no authorization, consent, or approval of, or filing with, any Governmental Authority or other third Person is required to be obtained or made by a Seller Party in connection with his or its execution and delivery of, or performance by the Seller Party of his or its obligations under, this Agreement or the Transaction Documents to which he or it is a party.

4.5. Brokers and Finders. Except for VRA, which is engaged by the Company and whose fees and expenses will be included in the Company Transaction Expenses as provided in Section 2.1(b)(iii), no broker or investment banker has been engaged by any Seller Party, and no broker or investment banker will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any Seller Party in connection with any of the transactions contemplated herein.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties, jointly and severally, represent and warrant to Seller Parties and the Company that each of the representations and warranties in this ARTICLE 5 is true and correct as of the date hereof:

5.1. Authority of Purchaser. PubCo is a Delaware corporation which is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is a limited liability company which is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of PubCo and Purchaser has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the Transaction Documents to which it is a party. The execution, delivery and performance by PubCo and Purchaser of this Agreement and the Transaction Documents to which PubCo or Purchaser is a party have been duly authorized by all necessary entity action of PubCo and Purchaser, as applicable. This Agreement has been, and the Transaction Documents to which PubCo or Purchaser is a party, when executed and delivered by PubCo or Purchaser in accordance with the terms hereof, will be, duly and validly executed and delivered by PubCo or Purchaser, as the case maybe, and constitute or will constitute, as applicable, the legal, valid and binding obligation of PubCo or Purchaser, as applicable, enforceable against PubCo or Purchaser, as applicable, in accordance with their terms, except as may be limited by Equitable Remedies.

5.2. Capitalization. Schedule 5.2 sets forth a list of the authorized, issued and outstanding capital stock (or other equity interests) of PubCo and Purchaser. Except as set forth in Schedule 5.2, neither PubCo nor Purchaser has any subsidiaries, nor does PubCo or Purchaser own or control, directly or indirectly, or have any direct or indirect equity ownership, participation or similar interest in any Person or joint venture. The issued and outstanding capital stock or other equity interests of the PubCo and Purchaser has been (i) duly authorized and is validly issued and fully paid and non-assessable, (ii) issued in compliance with the governing documents of the PubCo and Purchaser, as applicable, and (iii) issued in compliance with all applicable Laws. Except as set forth in Schedule 5.2, there are no outstanding (x) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, or other Contracts that require PubCo or Purchaser to issue, deliver, sell, or otherwise cause to become outstanding any capital stock or other equity interests in PubCo or Purchaser, or (y) equity appreciation, phantom equity, profit participation or similar rights with respect to the capital stock or other equity interests in PubCo or Purchaser. All shares or other equity interests of PubCo and Purchaser to be issued pursuant to this Agreement and the other Transaction Documents have been validly authorize and, when issued pursuant to this Agreement and the other Transaction Documents, as applicable, will be validly and legally issued, fully paid and non-accessible, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.

5.3. Consents and Approvals. The execution and delivery by PubCo and Purchaser of this Agreement and the Transaction Documents to which PubCo or Purchaser is a party, do not, and the consummation of the transactions contemplated hereby and thereby and the performance by PubCo or Purchaser of its obligations hereunder and thereunder, will not: violate or conflict with, or result in a breach of, or default under (a) the articles of incorporation or organization, bylaws, operating agreement, stockholders agreement or analogous organizational documents of PubCo or Purchaser, (b) any material Contract to which PubCo or Purchaser is a party, or (c) any Law applicable to PubCo or Purchaser. Except as set forth on Schedule 5.3, no authorization, consent, or approval of, or filing with, any Governmental Authority or other third Person is required to be obtained or made by PubCo or Purchaser in connection with the execution and delivery of, or performance by PubCo or Purchaser of their obligations under, this Agreement or the Transaction Documents to which PubCo or Purchaser is a party.

5.4. Brokers and Finders. No broker or investment banker acting on behalf of PubCo or Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

5.5. Securities Law Matters. Purchaser hereby acknowledges that the Equity Interests are not registered under the Securities Act or registered or qualified for sale under any applicable securities Laws of the United States or any state of the United States or any other country and cannot be resold without registration thereunder or exemption therefrom. Purchaser is acquiring the Equity Interests for its own account as principal, for investment purposes and has no present intention to dispose of the Equity Interests, in whole or in part, or of any interest in the Equity Interests to any other Person whether by public distribution or otherwise; provided, however, that the disposition of Purchaser’s property shall at all times remain within the sole control of Purchaser. Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Equity Interests and has the ability to bear the economic risks of such investment.

5.6. Orders; Actions. There are no (a) outstanding or, to the Purchaser’s Knowledge, threatened Orders against PubCo, Purchaser or any of their Affiliates, which have or could have a material adverse effect on the authority or ability of PubCo or Purchaser to consummate the transactions contemplated hereby or (b) Actions pending or, to the Purchaser’s Knowledge, threatened against PubCo or Purchaser or any of their Affiliates, which have or could have a material adverse effect on the authority or ability of PubCo or Purchaser to consummate the transactions contemplated hereby. Purchaser has no knowledge of any valid basis for any such Order or Action.

5.7. Financial Ability. Purchaser has sufficient resources available for Purchaser to consummate the transactions contemplated by this Agreement, including (a) paying the Adjusted Purchase Consideration and any adjustments made thereto owing by Purchaser, (b) paying all out-of-pocket expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement and (c) satisfying all other obligations under this Agreement and the other Transaction Documents. Purchaser has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case, which would reasonably be expected to impair or adversely affect such resources.

5.8. Solvency. After giving effect to the transactions contemplated by this Agreement, assuming that the accuracy of representations and warranties of Seller Parties in ARTICLES 3 and 4, Purchaser will be able to pay its debts as such debts become due and will own property having a value both at fair market valuation and at fair saleable value in the Ordinary Course of Business of Purchaser greater than the amount required to pay any indebtedness and other obligations as the same mature and become due.

5.9. Independent Investigation; Acknowledgement. Purchaser has conducted its own independent review and analysis of the Company and the Company’s businesses, assets, financial condition, liabilities, operations and prospects. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of the Company and Seller Parties expressly set forth in this Agreement, Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Company and each of the Company’s businesses, assets, financial condition, liabilities, operations and prospects. Purchaser (a) acknowledges that, other than as set forth in ARTICLE 3 and ARTICLE 4 of this Agreement, neither the Company nor Seller Parties nor any of their respective shareholders, directors, managers, members, officers, employees, Affiliates, agents or representatives, as the case may be, make or have made any representation or warranty, either express or implied, including, without limitation, any representation or warranty with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company, whether contained in a Confidential Information Memorandum, data room or otherwise, and (b) agrees, to the fullest extent permitted by Law, except as expressly provided in this Agreement, that none of the Company, Seller Parties, nor any of their respective shareholders, directors, managers, officers, employees, Affiliates, agents or representatives, as the case may be, shall have any liability or responsibility whatsoever to Purchaser on any basis (including contract, tort, or otherwise) based upon any information provided or made available, or statements made, to Purchaser prior to the execution of this Agreement. Notwithstanding anything to the contrary herein, the foregoing shall not limit, in any way, and nothing in this Agreement shall be deemed to be a waiver of, any claim for Fraud.

ARTICLE 6.
COVENANTS

6.1. Public Announcements; Confidentiality.

(a) Purchaser and Seller shall cooperate to prepare a joint press release regarding the transactions contemplated by this Agreement to be issued on the Closing Date, which press release shall be mutually acceptable to Purchaser and the Seller. None of the Company, Seller Parties nor their respective Affiliates, on the one hand, nor Purchaser or its Affiliates, on the other hand, will issue any other public releases or announcements about the transactions contemplated by this Agreement without the prior approval of the other Party, as the case may be (which approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Parties shall, and shall cause their respective Affiliates to, keep all financial terms of this Agreement confidential, except: (a) to the extent required by applicable Law; provided that the disclosing Party shall, or shall cause its Affiliates to, provide the other Party or Parties with prompt written notice of such request so that the other Party or Parties may seek an appropriate protective order or other appropriate remedy and, if such protective order or remedy is not obtained, the disclosing Party or its Affiliates may disclose only such information which such Person is legally required to disclose, and the disclosing Party shall, or shall cause its Affiliates to, exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed; (b) to the extent necessary to prepare Tax Returns or other filings with Governmental Authorities or to defend or object to any reassessment of Taxes; (c) to the extent necessary to prepare and disclose, as may be required, financial and accounting statements; (d) to the extent necessary to assert, enforce or protect any rights or remedies under this Agreement or any related agreements; and (e) the Parties and their Affiliates may disclose such terms to their representatives, investors and other business relations on a confidential basis as necessary in the conduct of their respective businesses.

(b) For a period of two (2) years after the Closing Date, Purchaser shall not, and shall cause its Affiliates (including, after the Closing, the Company) not to, and shall instruct its representatives not to, directly or indirectly, without the prior written consent of the Seller, disclose to any third party any confidential information of the Seller Parties (excluding confidential information of the Company), or either of them, or any of their Affiliates, heirs, beneficiaries, agents, or representatives received in connection with this Agreement or the transactions contemplated hereby.

6.2. Records.

(a) Seller Parties may retain copies of all (i) correspondence, agreements, documents, books, records and files, including electronic files (collectively, “Records”) prepared in connection with the transactions contemplated hereby, including bids received from other parties and analyses relating to the Company, (ii) Tax Returns filed prior to the Closing Date, and (iii) Tax Returns filed after the Closing Date for periods through the Closing Date.

(b) For a period of three (3) years after the Closing Date, Purchaser shall use commercially reasonable efforts to (i) preserve and retain, or (ii) cause the Company to preserve and retain, all Records (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Company prior to Closing. During such three (3) year period, Purchaser shall, and shall cause its Affiliates (including the Company) to, to the extent reasonably requested by the Seller in connection with accounting or Tax needs, subject to appropriate confidentiality undertakings by Seller: (A) provide the Seller and its representatives reasonable access to the business records of the Company related to periods prior to the Closing Date, (B) furnish to the Seller and its representatives such financial and operating data and other information relating to the Company related to periods prior to the Closing Date, and (iii) cause the employees of Purchaser and its Affiliates (including the Company) to cooperate in a reasonable manner with the Seller and its representatives.

(c) Notwithstanding anything to the contrary in this Agreement, at and after the Closing, (i) Seller Parties shall be the sole and exclusive owner of all files of Miller & Martin, PLLC (“M&M”) pertaining to such firm’s representation of the Company and Seller Parties in connection with the transactions contemplated hereby, the files of VRA as advisers to Seller Parties, and all files and correspondence of Seller Parties in connection with the transaction contemplated herein; (ii) Purchaser, on its own behalf, and on behalf of the Company, hereby forever waives and relinquishes any ownership of or rights in or to such files; and (iii) neither Purchaser nor the Company shall retain any copies of such records or have any access to them. Each of the Parties to this Agreement further agrees to permit any privilege attaching as a result of M&M’s services as counsel to the Company or Seller Parties in connection with the transactions contemplated by this Agreement to survive the Closing and to remain in effect; provided that such attorney-client privilege from and after the Closing will be controlled by Seller Parties. Notwithstanding the foregoing, in the event that a dispute arises between or among Purchaser, the Company or any of their respective Affiliates and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, Purchaser and the Company and their Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by M&M to such third party; provided, however, that neither the Company nor any of their Affiliates may waive such privilege without the prior written consent of the Seller.

6.3. Insurance Policies.

(a) In connection with the Closing, Purchaser and the Company (on behalf of Seller Parties) will purchase a run-off (i) directors’ and officers’ liability insurance policy and (ii) employment practices liability insurance policy for the benefit of Seller Parties and the Company and the present and former shareholders, directors, and officers of the Company (collectively, the “Run-Off Insurance Policies”). Purchaser and Seller shall each pay 50% of all premiums paid or payable by Purchaser or the Company for the Run-Off Insurance Policies.

(b) For a period of three (3) years following the Closing Date, with respect to the Company, Purchaser agrees not to and shall cause the Company not to, (i) attempt to cancel or interfere with any of the Run-Off Insurance Policies nor (ii) amend the articles of incorporation, bylaws, or other analogous organizational documents of the Company in any way to reduce or eliminate the level of indemnification provided by the Company to the present and former shareholders, directors and officers of the Company.

(c) Until the third (3rd) anniversary of the Closing Date, Purchaser shall cause the Company to either (i) maintain the insurance policies described on Schedule 3.14(a) covering actions prior to the Closing Date (collectively the “Liability Policies”) or (ii) maintain replacement policies for the Liability Policies where such replacement policies provide for (x) coverage on an individual and an aggregate basis at least equal to the coverage levels under the Liability Policies, (y) provide for deductibles that are no greater than the deductibles under the Liability Policies, and (z) provide coverage for the same claims and damages as are covered by the Liability Policies.

(d) This Section 6.3 and the covenants made hereunder shall survive the Closing, and are expressly intended to be for the benefit of, and shall be enforceable by, Seller Parties and the former or present shareholders, directors and officers of the Company and their respective heirs and personal representatives. The rights provided for herein shall not be deemed exclusive of any other rights to which such person is entitled, whether under law, contract or otherwise. In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the applicable Company shall succeed to the obligations set forth in this Section 6.3.

6.4. R&W Insurance Policy.

(a) At or prior to Closing, Purchaser will take all necessary actions to bind Purchaser’s coverage under the R&W Insurance Policy, and Purchaser will provide a true and complete copy of the final R&W Insurance Policy to Seller. The R&W Insurance Policy shall provide that AIG Specialty Insurance Company (the “R&W Insurer”) (i) shall have no right of subrogation against Seller Parties, or any of them, or any of their respective Affiliates, heirs, beneficiaries or personal representatives and (ii) has waived any such right of subrogation, except in the case of Fraud. Purchaser will promptly pay, or cause to be paid, all premiums, underwriting costs, brokerage commissions, and other fees and expenses required for the full term of the R&W Insurance Policy, and will otherwise comply in all material respects with all of its obligations under the R&W Insurance Policy. Purchaser and Seller shall each pay 50% of all such premiums, costs, commissions and other fees and expenses related to the R&W Insurance Policy; provided however, Purchaser shall pay 100% of the R&W Insurer attorney costs and underwriting expenses.

(b) Purchaser shall not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything which has a similar effect) which would adversely impact Seller Parties, or any of them, without the prior written consent of the Seller.

6.5. Employment and Benefits Arrangements; Director and Officer Designees.

(a) Until the first (1st) anniversary of the Closing Date, Purchaser shall cause the Company to provide employees of the Company with base compensation and benefits in the aggregate substantially similar to (or at least no less favorable than) the base compensation and benefits provided to such employees by the Company immediately prior to the Closing and, with respect to base compensation, as disclosed on Schedule 3.12(a) (excluding any compensation and benefits payable or accelerated as a result of the transactions contemplated by this Agreement); provided, however, that unless otherwise specified in this Agreement, nothing in this Section 6.5 shall be deemed to require Purchaser to provide employees of the Company with any equity-based awards, severance benefits, defined benefit pension benefits, retiree welfare benefits, or deferred compensation. With respect to any Plans in which any employees of the Company participate on or after the Closing, Purchaser shall cause the Company to: (a) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such preexisting conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (b) provide each such employee with credit for any copayments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out of-pocket requirements; and (c) recognize all continuous service of employees with the Company, as applicable, for all purposes (including, without limitation, for purposes of eligibility to participate, vesting credit and entitlement to benefits) under any Plan in which such employees may be eligible to participate after the Closing; provided that the foregoing shall not apply (i) to the extent it would result in a duplication of benefits, (ii) to the extent such service was not recognized or permitted under the corresponding Plan, (iii) for benefit accruals pursuant to any defined benefit pension plan, (iv) for purposes of any retiree health or welfare plan, or (v) to the extent adequate information was not provided to Purchaser sufficient to determine service of the employees. This Section 6.5 shall survive the Closing and shall be binding on all successors and assigns of Purchaser and the Company. The employees of the Company shall not be third party beneficiaries of this Section 6.5 and the Parties do not intend to permit any third party claims hereunder. This Agreement shall not be deemed to amend or modify any Plans of the Company or alter the “at will” nature of any of the Company’s employment relationships.

(b) In addition to, and not in limitation, of Section 6.5(a) above, at the first meeting after the date hereof at which of the Compensation Committee of the Board of Directors of PubCo approves equity incentive awards for employees of PubCo under PubCo’s 2025 Stock Incentive Plan, which meeting shall be no later than July 31, 2026, the Compensation Committee shall grant equity incentive awards to the employees of the Company, which continue to be employed by PubCo, either directly or indirectly by the Company or another entity controlled by PubCo, in such amounts and subject to such vesting requirements as are commensurate with, respectively, similarly situated employees of PubCo (taking into account such individuals go-forward roles and responsibilities) as determined in the discretion of the Compensation Committee.

(c) Promptly after Closing, the Board of Directors of PubCo shall meet to (i) elect ALW to serve on the board of directors of PubCo and (ii) appoint BAW to serve as the Chief Operating Officer of PubCo.

6.6. Covenant Not to Use Name. Following the Closing, Seller Parties agree that they will not, and will cause their Affiliates not to, include or use the names or trademarks “ALGC”, “A.L. Grading”, “A.L. Grading Contractors” or any derivative thereof or any name or trademark confusingly similar thereto as the name of any Person, on any advertising, logo or assets or otherwise use or assign any rights Seller Parties may have in such name or trademark to any Person without Purchaser’s prior written consent.

6.7. Audit Cooperation. Following the Closing, Seller Parties shall use provide all cooperation reasonably requested by PubCo in connection with enabling PubCo to prepare financial statements in compliance with the requirements of Rule 3-05 of Regulation S-X promulgated under the Exchange Act and enable PubCo’s accountants to audit such financial statements. Seller and the Seller Parties agree to provide such additional information which is deemed relevant and reasonably necessary (as determined by Grant Thornton LLP) to enable PubCo and its accountants to prepare and audit the financial statements of the Company in compliance with Rule 3-05 of Regulation S-X which audit may commence at any time after the Closing (provided that Seller shall upon request by PubCo during the two (2) week period prior to Closing compile audit documents such that the audit may commence promptly upon Closing). Seller and the Seller Parties agree to execute and deliver to Grant Thornton LLP audit representation letters, in customary form, to enable Grant Thornton LLP to issue an unqualified opinion on the Company’s financial statements.

6.8. Schuler Transaction. The Company entered into that certain Letter Agreement by and between the Company and J.D. Shuler Contracting Co., Inc. (“Shuler”), dated December 11, 2025 (“Shuler Letter Agreement”), pursuant to which the Company and Shuler agreed in principal for Shuler to sell to the Company, and the Company to buy from Shuler, certain assets of Shuler.  In connection with the execution of the Shuler Letter Agreement, the Seller Owners deposited with Mahaffey Pickens Tucker LLP (“MPT”), counsel to the Company, $4,000,000.00 as escrow (the “Woods Escrow”) for the Purchase Price (as defined in the Shuler Letter Agreement) (the “Shuler Purchase Price”).  Purchaser covenants to use best efforts from and after the Closing to cause the Company to consummate and close no later than March 11, 2026, the transactions contemplated by the Shuler Letter Agreement (the “Shuler Closing”).  At the Shuler Closing, Purchaser agrees to (a) deliver, or cause the Company to deliver, to Shuler the Shuler Purchase Price and (b) instruct, or direct the Company to instruct, MPT to deliver the Woods Escrow to the Seller Owners. If the Shuler Closing does not occur on or prior to April 15, 2026, Purchaser will cause MPT to promptly refund the Woods Escrow to the Seller Owners in immediately available funds.

ARTICLE 7.
THE CLOSING

7.1. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place concurrently with the execution of this Agreement on the date hereof (the “Closing Date”). The Closing shall take place through an exchange of consideration and documents using wire transfers, overnight courier service, and/or electronic mail. The Closing shall be deemed effective as of 12:01 AM, Atlanta, Georgia time, on the Closing Date.

7.2. Deliveries of the Company. At the Closing, the Company shall deliver to Purchaser:

(a) copies of the Payoff Letters for the Closing Indebtedness;

(b) evidence, in form reasonably satisfactory to Purchaser, that all Required Consents have been obtained;

(c) a certificate of good standing of the Company issued within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Georgia;

(d) the original corporate and limited liability company record books and membership interest record books of the Company to the extent not in the possession of the Company at the Closing;

(e) a signature page, duly executed by the Company and dated as of the Closing Date, to each of the Transaction Documents to which the Company is a party except as otherwise provided in Section 7.4;

(f) signature pages, duly executed by each of the respective Lessors dated effective as of the Closing Date, to a Real Property Lease for each parcel of the Leased Real Property;

(g) signature pages, duly executed by each of Streamline and Kendall, as the case may be, dated effective as of the Closing Date, to those certain Labor Leasing Agreements for certain employees of Streamline and Kendall, as the case may be; and

(h) all other documents required to be entered into by the Company pursuant to this Agreement or reasonably requested by Purchaser to otherwise consummate the transactions contemplated by this Agreement.

7.3. Deliveries of Seller Parties. At the Closing, Seller Parties shall deliver to Purchaser:

(a) a membership interest assignment or other instrument of transfer duly executed in blank, evidencing the conveyance of each of the Rollover Equity and the Purchased Equity to Purchaser;

(b) resignations (effective as of the Closing Date) of all of the directors and officers of the Company specified by Purchaser in their capacity as such (in each case, in a form reasonably satisfactory to Purchaser);

(c) a joinder signature page, duly executed by the Seller and dated as of the Closing Date, to that certain Tax Receivable Agreement dated as of December 9, 2025, by and between PubCo, Purchaser and the other parties named therein, attached hereto as Appendix B (the “Tax Receivable Agreement”);

(d) a signature page, duly executed by the Seller and dated as of the Closing Date, to that certain Tax Benefit Agreement, by and between the Seller, PubCo and OpCo, attached hereto as Appendix C (the “Tax Benefit Agreement”);

(e) a joinder signature page, duly executed by the Seller and dated as of the Closing Date, to that certain Second Amended and Restated Limited Liability Company Agreement of Purchaser, in the form attached hereto as Appendix D (the “Purchaser LLC Agreement”);

(f) a joinder signature page, duly executed by the Seller and dated as of the Closing Date, to that certain Registration Rights Agreement dated as of December 9, 2025 by and between PubCo and the other parties named therein, in the form attached hereto as Appendix E (the “PubCo Rights Agreement”);

(g) signature pages duly executed and dated as of the Closing Date by (i) each of ALW, Rick Leeson and Jose De Carbajal, and by each key employee identified by the Company and Purchaser, to the Company Employment Agreements, (ii) BAW to an employment agreement with PubCo in form and substance satisfactory to Purchaser and BAW (the “BAW Employment Agreement”) and (iii) Bronwynn Michelle Schumacher to the Consulting Agreement between the Company and Bronwynn Michelle Schumacher (“Consulting Agreement”);

(h) signature pages, duly executed by Seller and each Seller Owner and dated as of the Closing Date, to a Restrictive Covenant and Release Agreement, in form and substance satisfactory to Purchaser and each Seller Owner (the “Restrictive Covenant and Release Agreement”);

(i) a signature page, duly executed by Seller and dated as of the Closing Date, to the Escrow Agreement;

(j) a duly completed and executed IRS Form W-9 from Seller;

(k) a certificate of non-foreign person status, prepared in compliance with Treasury Regulations Section 1.1445-2(b)(2), certifying that Seller is not a foreign person for purposes of Section 1445 of the Code and duly executed by Seller;

(l) a certificate of good standing of Seller issued within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Georgia;

(m) a certificate, dated as of the Closing Date, signed by an officer of Seller, certifying as to (i) the organizational documents of the Seller, (ii) the incumbency of the officers executing the Agreement and the Transaction Documents to which Seller is a party and (iii) the resolutions of the members and managers of the Seller authorizing the execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to which it is a party;

(n) a signature page, duly executed by Seller and dated as of the Closing Date, to each of the Transaction Documents to which such Seller is a party;

(o) invoices for Transaction Expenses; and

(p) all other documents required to be entered into by Seller pursuant to this Agreement or reasonably requested by Purchaser to otherwise consummate the transactions contemplated by this Agreement.

7.4. Deliveries of Purchaser. At the Closing, Purchaser will take or will cause the following actions to be taken:

(a) make all payments and deliver all consideration required by the terms of Article 2 and deliver to each payee or recipient thereof confirmations of the wire transfers of immediately available funds in respect thereof or other applicable evidence thereof;

(b) make payment to the Seller to reimburse the Seller for all Company Transaction Expenses set forth on the Company Closing Certificate, up to a maximum amount payable under this clause (b) equal to $3,500,000;

(c) deliver to the Seller signature pages, duly executed by PubCo and dated as of the Closing Date, to the BAW Employment Agreement; and

(d) deliver to Seller and each Seller Owner a signature page, duly executed by Purchaser and dated as of the Closing Date, to the Restrictive Covenant and Release Agreement;

(e) deliver to the Seller a signature page, duly executed by PubCo and OpCo and dated as of the Closing Date, to the Tax Benefit Agreement;

(f) deliver to the Seller a true and complete fully-executed PubCo Rights Agreement;

(g) deliver to the Seller a true and complete fully-executed Purchaser LLC Agreement;

(h) signature pages, duly executed by the Company dated effective as of the Closing Date, to a Real Property Lease for each parcel of the Leased Real Property;

(i) signature pages, duly executed by the Company, dated effective as of the Closing Date, to those certain Labor Leasing Agreements for certain employees of Streamline and Kendall, as the case may be;

(j) signature pages, duly executed by the Company and dated as of the Closing Date, to an employment agreement for each of ALW, Rick Leeson and Jose De Carbajal in form and substance satisfactory to Purchaser and each such individual (collectively, the “Company Employment Agreements”);

(k) signature pages, duly executed by the Company, dated effective as of the Closing Date, to the Consulting Agreement;

(l) deliver to the Seller a true and complete copy of an amendment to PubCo’s certificate of incorporation, as certified by the Delaware Secretary of State, which amendment permits the Seller to hold the PubCo Shares;

(m) deliver to the Seller signature pages, duly executed by Purchaser and Escrow Agent, and dated as of the Closing Date, to the Escrow Agreement;

(n) deliver to the Seller a certificate of good standing of Purchaser issued within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of North Carolina;

(o) deliver to the Seller a certificate, dated as of the Closing Date, signed by the manager of Purchaser, certifying as to (i) the organizational documents of PubCo and Purchaser, (ii) the incumbency of the officers executing the Agreement and the Transaction Documents to which PubCo or Purchaser is a party and (iii) the resolutions of the board of directors, the members and managers of PubCo and Purchaser, as applicable, authorizing the execution, delivery and performance by PubCo and Purchaser of this Agreement and each of the Transaction Documents to which it is a party;

(p) deliver to the Seller a signature page, duly executed by PubCo or Purchaser, as applicable, and dated as of the Closing Date, to each of the other Transaction Documents to which PubCo or Purchaser is a party, as applicable; and

(q) deliver to the Seller all other documents required to be entered into by Purchaser pursuant to this Agreement or reasonably requested by Seller to otherwise consummate the transactions contemplated by this Agreement.

7.5. Further Assurances. Each Party agrees that it shall, from time to time after the date of this Agreement, execute and deliver such other reasonably requested documents and instruments and take such other actions as may be reasonably requested by any other Party to carry out the transactions contemplated by this Agreement.

ARTICLE 8.
TAX MATTERS

8.1. Tax Matters.

(a) Seller Parties, at their expense, shall prepare or cause to be prepared all Tax Returns for any Income Taxes required to be filed by the Company for any Pre-Closing Tax Period (other than any Straddle Period), and Purchaser shall file or cause to be filed all such Tax Returns in a timely manner. Seller Parties shall prepare such Tax Returns in a manner consistent with past practice, except as otherwise required by applicable Law. Seller Parties shall deliver to the Purchaser a draft of each such Tax Return (and related workpapers and other relevant information reasonably requested by the Purchaser) for its review no later than forty-five (45) days prior to its due date (including extensions). Seller Parties shall consider in good faith any reasonable comments provided by Purchaser to Seller Parties within fifteen (15) days of receipt of such Tax Return by the Purchaser. Seller shall promptly pay to the appropriate Governmental Authority all Taxes, if any, reported as due on each such Tax Return to the extent such Taxes are not included as an accrued Tax liability in determining Net Working Capital or otherwise taken into account as a reduction in computing the Final Purchase Consideration payable to Seller. Notwithstanding any other provisions to the contrary in this Agreement, Purchaser and Seller Parties agree that all Transaction Tax Deductions shall be taken into account in a Pre-Closing Tax Period, and Purchaser and Seller agree to prepare all Tax Returns in a manner consistent with such intent unless otherwise required by applicable Law.

(b) Purchaser, at its expense, shall prepare or cause to be prepared, and shall file or cause to be filed in a timely manner, all other Tax Returns required to be filed by the Company after the Closing Date. Purchaser shall prepare and file such Tax Returns for any Straddle Period in a manner consistent with past practice, except as otherwise required by applicable Law. Purchaser shall deliver to the Seller a draft of each Tax Return for any Straddle Period (and related workpapers and other relevant information reasonably requested by the Seller) for its review no later than forty-five (45) days prior to its due date (including extensions) to the extent that such Tax Return would reasonably be expected to impact the Seller Parties’ indemnity obligation for Indemnified Taxes pursuant to Section 9.1(b) (each such Tax Return, a “Straddle Period Tax Return”). If the Seller fails within fifteen (15) days of receipt of any such Straddle Period Tax Return to notify Purchaser of any objection with respect thereto, then Seller shall be deemed to consent to such Straddle Period Tax Return. If Seller objects to any portion of a Straddle Period Tax Return within the applicable fifteen (15) day period, the Seller shall provide written notice to Purchaser (a “Tax Return Objection”), setting forth in reasonable detail those items to which Seller objects, the adjustments proposed by Seller, and the basis for Seller’s suggested adjustments. During the ten (10) day period following delivery of a Tax Return Objection, Purchaser and the Seller shall negotiate in good faith with a view to resolving any disagreements over Seller’s suggested adjustments. If the Parties fail to resolve their differences over Seller’s suggested adjustments within such ten (10) day period, then Purchaser and the Seller shall jointly request that the Accountant make a binding determination based on the Accountant’s opinion of the proper treatment and allocation of items between the parties related to the Straddle Return as set forth in Section 8.1(d) below. The Accountant will, under the terms of its engagement, have no more than fifteen (15) days from the date of referral within which to render its written decision with respect to Seller’s suggested adjustments, as set forth in the Tax Return Objection. Upon the filing of any Tax Return for a Straddle Period, Purchaser shall provide the Seller with notice of such filing, and Seller Parties agree to reimburse Purchaser for any Taxes of the Company for the Pre-Closing Tax Period within ten (10) Business Days of the later of (i) the date such Taxes were due and paid by Purchaser or the Company, or (ii) the resolution of any Tax Return Objection by the Accountant as set forth above, to the extent such Taxes were not included as an accrued Tax liability in determining the Net Working Capital or otherwise taken into account as a reduction in computing the Final Purchase Consideration payable to Seller. The fees and expenses of the Accountant shall be allocated to be paid by Purchaser, on the one hand, and Seller, on the other, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accountant.

(c) Except as otherwise contemplated by this Agreement or to the extent otherwise required by applicable Law, none of Purchaser or any of its Affiliates shall (or after the Closing, shall cause or permit the Company to), without the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) make, revoke, or change any Tax election of the Company that has a retroactive effect to a Pre-Closing Tax Period, (ii) amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return of the Company with respect to a Pre-Closing Tax Period, (iii) enter into any closing agreement, initiating any voluntary disclosure process, or similar process with any taxing authority, in each case, relating to the Company with respect to a Pre-Closing Tax Period, or (iv) settle any Tax claim, extend or waive the limitation period applicable to any Tax claim, or surrender any right to claim a refund of Taxes, in each case, relating to the Company with respect to a Pre-Closing Tax Period, in each case, that would reasonably be expected to result in an increase to Indemnified Taxes pursuant to Section 9.1(b) or a reduction in a Tax refund for which Seller would be entitled pursuant to Section 8.1(f).

(d) The portion of any Taxes for a Straddle Period allocable to a Pre-Closing Tax Period shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Transfer Taxes, the amount which would be payable if the taxable year of the Company (and any of its direct or indirect Subsidiaries) ended with, and included, the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with, and including, the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 8.1(d), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

(e) Each Party shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with Tax matters related to the Company, including in connection with the filing of any Tax Returns pursuant to this Section 8.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f) Each Party, upon reasonable request by another Party, shall use all commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(g) Except to the extent included as an asset in computing the Final Purchase Consideration, any refunds or credits of Taxes of the Company for Pre-Closing Tax Periods actually received by Purchaser or the Company (or any of their respective Affiliates) after the Closing shall be for the benefit of Seller, provided, further, that Seller shall not be entitled to any such Tax refund or credit to the extent that such Tax refund or credit arises as the result of a carryback of a loss or other Tax benefits from a taxable period (or portion thereof) beginning after the Closing Date. Purchaser shall within fifteen (15) days of receipt thereof promptly pay over (or cause the Company to pay over) to the Seller all Tax refunds received, or applied to future payments, by Purchaser or its Affiliates related to any Pre-Closing Tax Periods, in any case, net of any cost (including Taxes) to Purchaser and its Affiliates (including the Company) attributable to the obtaining and receipt of such Tax refund or credit. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Authority, Seller agrees to repay promptly to Purchaser or its Affiliates, as directed by Purchaser, the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Governmental Authority.

(h) Notwithstanding any other provision in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement (including any transfer or similar tax imposed by states or subdivisions and including costs and expenses related to preparing and filing Tax Returns with respect to such Taxes) shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. The Party responsible under applicable Law shall timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the other Party will join in the execution of any such Tax Returns and other documentation.

8.2. Audits and Contests with Respect to Taxes.

(a) Purchaser and Seller shall notify the other in writing (which, in the case of Purchaser, may be satisfied by notifying the Seller) within fifteen (15) days after receipt by Purchaser or Seller, as applicable, of written notice of any pending or threatened audit, claim or assessment with respect to Taxes of the Company relating to any Pre-Closing Tax Period (each a “Pre-Closing Tax Matter”). Such notice shall contain factual information (to the extent known) describing the applicable Pre-Closing Tax Matter and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority in respect of any such Pre-Closing Tax Matter; provided, that the failure of Purchaser to notify or delay in notifying Seller will not relieve the Seller Parties of their obligations under Section 9.1(b), except to the extent a Seller Party is actually prejudiced as a result thereof.

(b) Within fifteen (15) days after Seller’s receipt of a notice of a Pre-Closing Tax Matter (other than any Pre-Closing Tax Matter relating to a Straddle Period), Seller may elect by written notice to Purchaser, to contest such Pre-Closing Tax Matter in the name of the Company. If Seller so elects, Seller shall conduct such Pre-Closing Tax Matter diligently and shall be solely responsible for the defense of such audit, claim or assessment at issue, except that Purchaser agrees to reasonably cooperate, and Purchaser will cause the Company and its subsidiaries to reasonably cooperate, in the contest of such audit, claim or assessment by making relevant documents and employees available to the Seller, and to execute such documents (including powers of attorney) as may be reasonably necessary to allow Seller to conduct the defense. If Seller elects to conduct a defense pursuant to this Section 8.2(b), then Seller (i) shall bear all costs relating to such defense and (ii) shall not settle or compromise any matter with respect to the negotiation, settlement, or litigation of the item or items at issue without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser shall have the right to participate in the defense of any matter controlled by Seller under this Section 8.2(b), and to employ counsel, solely at Purchaser’s’ own expense, separate from counsel employed by Seller.

(c) If a Pre-Closing Tax Matter involves a Straddle Period, Purchaser shall have the right to control any such matter at Purchaser’s expense; provided that the expenses of defending such audit, claim or assessment for a Straddle Period shall be allocated between Purchaser, on the one hand, and Seller, on the other hand, based on the manner in which the applicable Tax at issue is allocated under Section 8.1(c); and provided further, that Purchaser shall not settle or compromise any matter in such audit, claim or assessment that may give rise to liability of Seller under this Agreement without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Seller shall have the right to participate in the defense of any matter controlled by Purchaser under this Section 8.2(c) to the extent Seller would reasonably be expected to have liability under this Agreement with respect to such matter, and to employ counsel, solely at Seller’s own expense, separate from counsel employed by Purchaser.

(d) The Party controlling the defense of any Pre-Closing Tax Matter shall (i) keep the other Party reasonably informed on a timely basis and consult in good faith with the other Party with respect to any issue relating to such Pre-Closing Tax Matter, (ii) provide the other Party copies of all material correspondence, notices and other written material received from any Governmental Authority on a timely basis with respect to such Pre-Closing Tax Matter, (iii) keep the other Party apprised of substantive developments with respect to such Pre-Closing Tax Matter, and (iv) provide the other Party with a copy of, and an opportunity to review and comment on, all submissions made to a Governmental Authority in connection with such Pre-Closing Tax Matter prior to making such submissions.

8.3. Intended Tax Treatment.

For all applicable federal, state and local Tax purposes, the Parties agree that: (i) the Restructuring, taken as a whole, shall be treated as a reorganization pursuant to Section 368(a)(1)(F) of the Code and the documents effectuating such Restructuring shall be treated as a plan of reorganization, as contemplated by Treasury Regulations Section 1.368-1(c); (ii) as provided in IRS Revenue Ruling 2008-18, 2008-1 C.B. 674, the S corporation election of the Company shall not terminate and shall continue for Seller, (iii) the Company shall retain its employer identification number; (iv) Seller shall apply for a new employer identification number; (v) the contribution by Seller to Purchaser of the Rollover Equity in exchange for the Purchaser Units Consideration shall be treated as a transaction governed by Section 721(a) of the Code; and (vi) the sale by Seller to Purchaser of (x) the Rollover Equity in exchange for the PubCo Share Consideration and (y) the Purchased Equity in exchange for the Purchase Consideration, in each case, shall be treated as a taxable sale of a portion of the assets of the Company under Section 1001 of the Code (clauses (i) through (vi), collectively, the “Intended Tax Treatment”). The Parties and their respective Affiliates shall file all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position before any Governmental Authority, or in the context of any Tax proceeding involving any Governmental Authority, that is inconsistent with the Intended Tax Treatment, in each case, absent a final “determination” (within the meaning of Section 1313(a) of the Code and analogous provisions of applicable Law) or the prior written consent of Purchaser or Seller (as applicable).

8.4. Purchase Price Allocation.

Within ninety (90) days after the determination of the Final Purchase Consideration pursuant to Section 2.6, Seller shall prepare an allocation among the assets of the Company of the portion of the Final Purchase Consideration (and any other amounts treated as consideration for U.S. federal income Tax purposes) that is attributable to the sale by Seller to Purchaser of (x) the Rollover Equity in exchange for the PubCo Share Consideration and (y) the Purchased Equity in exchange for the Purchase Consideration, in accordance with the principles of Section 1060 of the Code and the applicable Treasury Regulations, as reflected in the allocation principles set forth on Schedule 8.4 (the “Purchase Price Allocation”). The Purchase Price Allocation shall be binding and conclusive upon the Parties hereto, unless Purchaser objects in writing to any item or items shown on the Purchase Price Allocation within thirty (30) days after delivery thereof to Purchaser. If Purchaser and Seller are unable to resolve any dispute with regard to the Purchase Price Allocation within thirty (30) days after delivery of Purchaser’s written objections, the matter or matters in dispute shall be submitted to the Accountant for determination in accordance with the allocation principles set forth in Schedule 8.4 and the procedures set forth in Section 2.6. The decision of the Independent Accountant shall be conclusive and binding upon Purchaser and Seller; provided, however, that nothing contained herein shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Purchase Price Allocation, and neither Purchaser nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Purchase Price Allocation. Each of Purchaser, Sellers, and their respective Affiliates shall file all Tax Returns in a manner consistent with the Purchase Price Allocation as so resolved and shall not take any position before any Governmental Authority, or in the context of any Tax proceeding involving any Governmental Authority, that is inconsistent with the Purchase Price Allocation as so resolved, in each case, absent a final “determination” (within the meaning of Section 1313(a) of the Code and analogous provisions of applicable Law) or the prior written consent of Sellers or Purchaser (as applicable).

ARTICLE 9.
SURVIVAL; REMEDIES

9.1. Survival; Indemnification.

(a) The representations and warranties of the Company and of Seller Parties contained in this Agreement shall not survive (and shall expire as of) the Closing. All of the covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing shall not survive (and shall expire as of) the Closing, and all of the covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled (“Surviving Covenants”), unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance. Notwithstanding the foregoing, (i) claims made by Purchaser under the R&W Insurance Policy are not subject to the limitations in this Section 9.1, it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy, and (ii) nothing in this Section 9.1 shall preclude Purchaser and its Affiliates from relying on any representation or warranty made in this Agreement (including ARTICLES 3 or 4) or on any other Transaction Document for purposes of determining the existence of Fraud or seeking or obtaining any remedy in the case of Fraud.

(b) The Seller Parties shall jointly and severally indemnify and hold harmless, Purchaser and its Affiliates (“Purchaser Indemnified Parties”) against any Loss, which Purchaser Indemnified Parties may suffer, sustain or become subject to as the result of (i) any Indebtedness of the Company or Company Transaction Expense, in each case that is not paid in full at the Closing or taken into account in the calculation of the Final Purchase Consideration, (ii) any claims by any current or past holder or alleged holder of equity interests or relating to any distributions of the Final Purchase Consideration, (iii) any Indemnified Taxes; (iv) any breach by the Seller Parties of the Surviving Covenants, or (v) Fraud on the part of the Seller Parties.

(c) The Purchaser Parties shall jointly and severally indemnify and hold harmless, each of the Seller Parties and their respective Affiliates (“Seller Indemnified Parties” and, together with Purchaser Indemnified Parties, each an “Indemnified Party” and, collectively, the “Indemnified Parties”) against any Loss which Seller Indemnified Parties may suffer, sustain or become subject to as the result of (i) any inaccuracy, misrepresentation or breach of any representation or warranty of the Purchaser Parties, or any of them, set forth in Article 5 of this Agreement, (ii) any breach by the Purchaser Parties of the Surviving Covenants or (iii) Fraud on the part of the Purchaser Parties.

(d) Any Indemnified Party must give to the parties which are obligated under this Article 9 to indemnify the Indemnified Party (each an “Indemnifying Party” and, collectively, the “Indemnifying Parties”) written notice of such claim describing such claim and the nature and amount of the Loss, to the extent determinable at such time (a “Claim Notice”), within thirty (30) days after the Indemnified Party receives notice from a third party with respect to any such claim (a “Third-Party Claim”) or otherwise discovers the Liability, obligation, or facts giving rise to such claim; provided, that the failure to notify or delay in notifying the Indemnifying Party will not relieve Indemnifying Party of its obligations under this Section 9.1, except to the extent such Indemnifying Party is materially prejudiced as a result thereof. By written notice by the Seller to the Indemnified Party within fifteen (15) days after receipt of a Claim Notice with respect to a Third-Party Claim, the Indemnifying Party may assume the defense of such matter; provided, that (i) the Indemnifying Party shall, at the Indemnifying Party’s expense, retain counsel reasonably acceptable to the Indemnified Party and in a manner that is reasonable under the circumstances, (ii) if the Indemnifying Party is a Seller Party, such Indemnifying Party shall not have the right to control any Third-Party Claim defended by the Indemnified Party that (A) involves (x) injunctive relief, specific performance or other similar equitable relief that, if granted, could reasonably be expected to adversely affect the Indemnified Party’s ongoing business, or (y) any claim made by a Governmental Authority against the Indemnified Party, (B) involves any criminal allegations, or (C) is one in which the Indemnifying Party is also a party and, in the reasonable opinion of legal counsel to the Indemnified Party, joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and (iii) the Indemnifying Party may not consent to the entry of judgment with respect to the matter or enter into any settlement with respect to the matter without the prior written consent of the Indemnified Party, unless such judgment or settlement requires only the payment of money by the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in all matters arising under this Section 9.1.

9.2. R&W Insurance Policy.

(a) Each of PubCo and Purchaser acknowledges and agrees that except for the matters set forth in Section 9.1(b), the R&W Insurance Policy (whether or not it is sufficient to cover the applicable claims and damages) shall be the sole and exclusive remedy and recourse of Purchaser and its Affiliates of whatever kind and nature, in Law, at equity or otherwise, known or unknown, which such Persons have now or may have in the future, resulting from, arising out of or related to any inaccuracy in or breach of any representation or warranty of the Company or of Seller Parties in this Agreement (including, without limitation, the representations and warranties contained in ARTICLE 3 and ARTICLE 4 of this Agreement). In the event the proceeds under the R&W Insurance Policy are insufficient to pay Purchaser or any of its Affiliates any amounts payable to such Person in respect of any breach of any representation or warranty of the Company or of Seller Parties contained in this Agreement or any other Transaction Document, no such Person shall be entitled to collect any remaining amounts not satisfied from the proceeds payable under the R&W Insurance Policy from the Seller Parties, or any of them, or any of a Seller Party’s respective Affiliates, except for Fraud claims subject to the limitations set forth in the immediately preceding sentence.

(b) Each of PubCo and Purchaser acknowledges and agrees that the limitations in this Section 9.2 shall apply regardless of whether (i) Purchaser obtains or maintains the R&W Insurance Policy prior to or following Closing, (ii) the R&W Insurance Policy is revoked, cancelled or modified in any manner after issuance, or (iii) Purchaser or any of its Affiliates makes a claim under the R&W Insurance Policy and such claim is denied by the insurer for any reason.

9.3. Sole and Exclusive Remedy.

(a) Except for the matters set forth in Section 9.1(b), notwithstanding anything else that may be expressed or implied in this Agreement, the sole and exclusive remedy (in lieu of any and all other rights and remedies any such Person otherwise may have had) of Purchaser or any of its Affiliates under, arising out of or resulting from or incurred in connection with this Agreement shall be (a) Purchaser’s right to recover under the R&W Insurance Policy, (b) recourse against any Person that is identified as a party to this Agreement for breach of any covenant or agreement set forth herein that is required to be performed following the Closing in accordance with its terms, subject to the limitations set forth herein, (c) recourse against any Person that is identified as a party to any other Transaction Document under and to the extent expressly provided for therein, subject to the limitations set forth herein and therein, and (d) the right to bring a Fraud claim, subject in all respects to the limitations set forth in this Agreement.

(b) With respect to the matters set forth in Section 9.1(b), notwithstanding anything else that may be expressed or implied in this Agreement, the sole and exclusive remedy (in lieu of any and all other rights and remedies any such Person otherwise may have had) of Purchaser or any of its Affiliates under, arising out of or resulting from or incurred in connection with this Agreement shall be the indemnification provisions set forth in this Article 9.

ARTICLE 10.
MISCELLANEOUS

10.1. Expenses.

(a) Subject to paragraph (b) of this Section 10.1, each Party hereto shall bear its or his own expenses with respect to the transactions contemplated by this Agreement.

(b) If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the Prevailing Party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith. A party will be considered the “Prevailing Party” if: (i) it initiated the litigation and substantially obtained the relief it sought, either through a judgment or the losing party’s voluntary action before trial or judgment; (ii) the other party withdraws its action without substantially obtaining the relief it sought; or (iii) it did not initiate the litigation and judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such litigation.

10.2. Amendment. This Agreement may be amended, modified or supplemented only in writing signed by each of the Parties hereto.

10.3. Notices. Any written notice to be given hereunder shall be given in writing and shall be deemed given: (a) when received if given in person, (b) on the date of transmission (upon confirmation of receipt) if sent by electronic mail during normal business hours, (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, and (d) if sent by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery). All notices shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to the Seller Parties, addressed as follows:

Anthony L. Wood, Jr.
c/o Diamond Interests Group, LLC
110 Peachtree Industrial Boulevard
Sugar Hill, Georgia 30518
Email: lw.algc@gmail.com

with a copy to:

Miller & Martin PLLC
Regions Plaza Suite 2100
1180 West Peachtree Street, N.W.
Atlanta, Georgia, 30309
Attention: A. Josef DeLisle, Esq.
Email: Joe.DeLisle@millermartin.com

If to the Purchaser Parties, addressed as follows:

Cardinal Civil Contracting Holdings, LLC
100 E. Six Forks Rd., Suite 300
Raleigh, NC 27609
Attention: Mike Rowe
Email: mrowe@cardinalcivil.com

with a copy to:

Manning Fulton & Skinner, PA
3605 Glenwood Ave., Suite 500
Raleigh, North Carolina 27612
Attention: Thomas I. Lyon, Esq.
Email: tlyon@manningfulton.com

and

Willkie Farr & Gallagher LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Edward S. Best, Esq.

Email: ebest@willkie.com

10.4. Waivers. Subject to the limitations contained in this Agreement, the failure of a Party to require performance of any provision hereof shall not affect the Party’s right at a later time to enforce the same. No waiver by a Party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

10.5. Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement, each Transaction Document, and any signature page thereto may be executed and delivered via electronic mail (including PDF, DocuSign, etc.) or other electronic transmission method, and any such agreement or signature page so executed and delivered will be deemed to have been duly and validly executed and delivered and be valid and effective for all purposes.

10.6. Applicable Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (both substantive and procedural), and not the laws of conflicts, of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Wilmington, Delaware. Consistent with the preceding sentence, the Parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

10.7. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto without the express written consent of the other Parties hereto; provided, that Purchaser may assign its rights, interests and obligations hereunder (a) to any direct or indirect wholly owned subsidiary of Purchaser or to any Affiliate of which Purchaser is a direct or indirect wholly owned subsidiary and (b) as collateral for the purpose of securing any financing of the transactions contemplated hereby; provided, further, that if Purchaser makes any assignment referred to in this Section 10.7, Purchaser shall remain liable under this Agreement.

10.8. No Third Party Beneficiaries. Except as expressly set forth herein, this Agreement is solely for the benefit of the Parties hereto and those Persons (or categories of Persons) specifically described herein, and no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party.

10.9. Disclosure Schedules. Matters reflected in the Schedules to Articles 3 and 4 are not necessarily limited to matters required by this Agreement to be disclosed. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material or could or could not reasonably be expected to have a Material Adverse Effect, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material or could or could not reasonably be expected to have a Material Adverse Effect for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation, warranty or Schedule contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

10.10. Incorporation. The respective Schedules and Exhibits attached hereto and referred to herein are incorporated into and form a part of this Agreement.

10.11. Complete Agreement. This Agreement, the Schedules and Exhibits attached hereto, and the Transaction Documents constitute the complete agreement of the Parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.

10.12. Currency. All references to “dollars” or “$” in this Agreement shall mean United States Dollars.

10.13. Waiver of Conflict. The Parties acknowledge that M&M, as counsel for the Company, has in the past performed, is now performing and may continue to perform legal services for Seller Parties and/or the Company, and that, upon the Closing, M&M’s representation of the Company shall terminate. Accordingly, the Parties hereto hereby acknowledge that M&M may continue to represent Seller Parties (and, if applicable, other Persons) in any and all matters whether or not related to this Agreement or the transactions contemplated hereby, including any matters that are or may become adverse to the interests of the Company, including claims arising under this Agreement. Effective upon the Closing, Purchaser and Seller Parties, on their own behalf and on behalf of the Company, hereby waive any actual or potential conflict of interest that exists or that may exist (including any conflict that exists or may arise by virtue of M&M’s possession of any information concerning the Company) as a result of M&M’s representation of Seller Parties or any other Person in any matter, including any matter that is or may become adverse to the interests of the Company, including any claims arising under this Agreement.

10.14. Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 10.14 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 10.14 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

10.15. Intentionally Omitted.

10.16. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties herein, and then only with respect to the specific obligations set forth herein with respect to such named Party. No other Person (including any past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney, advisor or other representative of Seller Parties, the Company, or Affiliate of any of the foregoing) shall have any liability for any obligations or liabilities of Seller Parties under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reasons of the transactions contemplated hereby, except to the extent such Person executes a Transaction Document in its individual capacity.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Membership Interests Purchase and Contribution Agreement to be executed and delivered on the date first set forth above.

PURCHASER:

CARDINAL CIVIL CONTRACTING HOLDINGS LLC

By:	/s/ Jeremy S. Spivey
Name:	Jeremy S. Spivey
Title:	Authorized Representative

PUBCO:

Cardinal Infrastructure Group, Inc.

By:	/s/ Jeremy S. Spivey
Name:	Jeremy S. Spivey
Title:	Authorized Representative

[SIGNATURE PAGE TO MEMBERSHIP INTERESTS PURCHASE AND CONTRIBUTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed and delivered on the date first set forth above.

COMPANY:

A.L. GRADING CONTRACTORS, LLC

By:	/s/ Benjamin A. Wood
Name:	Benjamin A. Wood
Title:	Authorized Representative

SELLER:

DIAMOND INTERESTS GROUP, LLC

By:	/s/ Anthony L. Wood, Jr.
Name:	Anthony L. Wood, Jr.
Title:	Authorized Representative

SELLER OWNERS:

/s/ Anthony L. Wood, Jr.
Anthony L. Wood, Jr., an individual

/s/ Benjamin A. Wood
Benjamin A. Wood, an individual

[SIGNATURE PAGE TO MEMBERSHIP INTERESTS PURCHASE AND CONTRIBUTION AGREEMENT]